Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT

SECOND AMENDMENT, dated as of July 20, 2020 (this “Amendment”), to the Second Amended and Restated Credit Agreement, dated as of February 15, 2018 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, including pursuant to the First Amendment, dated as of August 7, 2019, the “Credit Agreement”), among ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., a Delaware corporation (the “Borrower”), ALLSCRIPTS HEALTHCARE, LLC, a North Carolina limited liability company (the “Co-Borrower” and, together with the Borrower, the “Borrowers”), the lenders from time to time parties thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, the Borrowers have requested that the Required Lenders approve certain amendments to the Credit Agreement, pursuant to Section 10.1 of the Credit Agreement, as set forth herein; and

WHEREAS, pursuant to such request, the Required Lenders are willing to consent to such amendments on the terms set forth herein;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Borrowers, the Administrative Agent and the Required Lenders hereby agree as follows:

section 1Definitions.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

section 2Amendments to the Credit Agreement.  The Credit Agreement is hereby amended in accordance with Exhibit A hereto by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by inserting the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case in the place where such text appears therein section 3[Reserved].

section 4Effectiveness.  This Amendment shall become effective as of the date (the “Second Amendment Effective Date”) on which all of the following conditions precedent have been satisfied or waived:

(a)Amendment.  The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of each of the Borrowers, the Required Lenders and the Administrative Agent.

(b)Fees.  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Second Amendment Effective Date for which invoices have been presented, including all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

section 5Continuing Effect of the Credit Agreement.  This Amendment shall not (a) constitute an amendment or waiver of any other provision of the Credit Agreement not expressly referred to herein, (b) be construed as a waiver or consent to any further or future action on the part of any Borrower that would require a waiver or consent of the Lenders or the Administrative Agent, (c) constitute any course of dealing or other basis for altering any obligation of the Borrowers, any other Loan Party or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Loan Documents, or any other contract or instrument or (d) constitute a novation of any Obligations.  Except as expressly amended hereby, the provisions of the Credit Agreement and each other Loan Document are and shall remain in full force and effect.  Each Loan Party hereby agrees that with respect to each Loan Document to which it is a party (i) all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis after giving effect to this Amendment and (ii) all of the Liens and security interests created and arising under such Loan Document remain in full force and effect, and the perfected status and priority of each such Lien and security interest continues in full force and effect, unimpaired, uninterrupted and undischarged, on a continuous basis after giving effect to this Amendment, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and its guarantees in the Loan Documents. The Borrowers and the other parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document.

section 6Representations and Warranties.  The Borrowers hereby represent and warrant that, on and as of the Second Amendment Effective Date:

(a)each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects (or in all respects if qualified by materiality); and

(b)no Default or Event of Default has occurred and is continuing.

section 7Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Fee Letter and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require JPMorgan to accept electronic signatures in any form or format without its prior written consent.

section 8GOVERNING LAW; WAIVER OF JURY TRIAL.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  EACH PARTY HERETO HEREBY AGREES AS SET FORTH IN SECTION 10.18 OF THE CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

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section 9Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

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[Signature Page to Amendment]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC., as Borrower By:/s/ Richard J. Poulton Name: Richard J. Poulton Title: Chief Financial Officer
ALLSCRIPTS HEALTHCARE, LLC, as Co-Borrower By:/s/ Richard J. Poulton Name: Richard J. Poulton Title: Chief Financial Officer

[Signature Page to Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender By:/s/ Erik Barragan Name: Erik Barragan Title: Authorized Officer

[Signature Page to Amendment]

Bank of America, N.A., as a Lender By:/s/ Linda E.C. Alto Name: Linda E.C. Alto Title: Senior Vice President

[Signature Page to Amendment]

BMO Harris Bank, N.A. By:/s/ Carl E. Skoog Name: Carl E. Skoog Title: Senior Vice President

[Signature Page to Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender By:/s/ Philip Tancorra Name: Philip Tancorra Title: Vice President Email: philip.tancorra@db.com 212-250-6576
By:/s/ Yumi Okabe Name: Yumi Okabe Title: Vice President Email: yumi.okabe@db.com Tel: +44 (20) 754-19412

[Signature Page to Amendment]

TRUST BANK, as a Lender By/s/ James Ford Name: James Ford Title: Managing Director

[Signature Page to Amendment]

KEYBANK NATIONAL ASSOCIATION, as a Lender By:/s/ Thomas A. Crandell Name: Thomas A. Crandell Title: Senior Vice President

[Signature Page to Amendment]

Village Bank & Trust, N.A., as a Lender By:/s/ Dawn Mase Name: Dawn Mase Title: Senior Vice President

[Signature Page to Amendment]

Royal Bank of Canada, as a Lender By:/s/ Diana Lee Name: Diana Lee Title: Authorized Signatory

[Signature Page to Amendment]

[CIBC BANK USA], as a Lender By:/s/ Anne Howaniec Name: Anne Howaniec Title: Managing Director

[Signature Page to Amendment]

DNB Capital LLC, as a Lender By:/s/ Samantha K. Stone Name: Samantha K. Stone Title: Vice President
By:/s/ Mita Zalavadia Name: Mita Zalavadia Title: Assistant Vice President

[Signature Page to Amendment]

Wells Fargo Bank, National Association, as a Lender By:/s/ Jonathan Antonio Name: Jonathan Antonio Title: Director

[Signature Page to Amendment]

CITIZENS BANK, N.A., as a Lender By:/s/ Martin Rohan Name: Martin Rohan Title: Vice President

[Signature Page to Amendment]

City National Bank, as a Lender By:/s/ Breck Fleming Name: Breck Fleming Title: Senior VP, Managing Director

[Signature Page to Amendment]

FIFTH THIRD BANK, National Association, as a Lender By:/s/ Nathaniel E. (Ned) Sher Name: Nathaniel E. (Ned) Sher Title: Senior Vice President

[Signature Page to Amendment]

PNC BANK, NATIONAL ASSOCIATION, as a Lender By:/s/ Donna Benson Name: Donna Benson Title: Assistant Vice President

[Signature Page to Amendment]

BBVA USA f/k/a Compass Bank, as a Lender By:/s/ Jeffrey Bork Name: Jeffrey Bork Title: Senior Vice President

[Signature Page to Amendment]

US BANK, National Association, as a Lender By:/s/ Michael West Name: Michael West Title: Senior Vice President

[Signature Page to Amendment]

BANK OF THE WEST, as a Lender By:/s/ David Wang Name: David Wang Title: Director

EXHIBIT A

[See attached]

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 15, 20181

among

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.,

as Borrower,

ALLSCRIPTS HEALTHCARE, LLC,

as Co-Borrower

The Several Lenders from Time to Time Parties Hereto,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

KEYBANK NATIONAL ASSOCIATION,

SUNTRUST BANK, and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents,

BANK OF AMERICA, N.A.,

U.S. BANK, NATIONAL ASSOCIATION,

ROYAL BANK OF CANADA,

DEUTSCHE BANK SECURITIES, INC. and

BMO HARRIS BANK, N.A.

as Co-Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

KEYBANC CAPITAL MARKETS,

SUNTRUST ROBINSON HUMPHREY, INC. and

WELLS FARGO SECURITIES, LLC

as Lead Arrangers and Bookrunners

[1]	Conformed to reflect the First Amendment, dated as of August 7, 2019 and the Second Amendment, dated as of July 20, 2020.

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TABLE OF CONTENTS

Page

Section 1.Definitions1

1.1Defined Terms1

1.2Other Definitional Provisions~~31~~36

1.3Financial Calculations~~32~~37

1.4Interest Rates; LIBOR Notification37

Section 2.Amount and Terms of Commitments~~32~~37

2.1Term Commitments~~32~~37

2.2Procedure for Term Loan Borrowing~~32~~37

2.3Repayment of Term Loans~~33~~38

2.4Revolving Commitments~~33~~38

2.5Procedure for Revolving Loan Borrowing~~34~~39

2.6Swingline Commitment~~35~~40

2.7Procedure for Swingline Borrowing; Refunding of Swingline Loans~~35~~41

2.8Commitment Fees, etc.~~37~~42

2.9Termination or Reduction of Revolving Commitments~~37~~42

2.10Illegality~~37~~42

2.11Prepayments and Commitment Reductions~~38~~43

2.12Conversion and Continuation Options~~39~~44

2.13Limitations on Eurodollar Tranches~~39~~45

2.14Interest Rates and Payment Dates~~40~~45

2.15Computation of Interest and Fees~~40~~45

2.16Inability to Determine Interest Rate~~41~~46

2.17Pro Rata Treatment and Payments~~42~~47

2.18Requirements of Law~~43~~49

2.19Taxes~~45~~51

2.20Indemnity~~48~~54

2.21Change of Lending Office~~49~~54

2.22Replacement of Lenders~~49~~54

2.23Defaulting Lenders~~50~~55

2.24Incremental Facility~~51~~57

2.25Foreign Exchange Rate~~54~~59

Section 3.Letters of Credit~~55~~60

3.1L/C Commitment~~55~~60

3.2Procedure for Issuance of Letter of Credit~~55~~61

3.3Fees and Other Charges~~56~~61

3.4L/C Participations~~56~~61

3.5Reimbursement Obligation of the Borrower and the Co-Borrower~~57~~62

3.6Obligations Absolute~~57~~63

3.7Letter of Credit Payments~~58~~63

3.8Applications~~58~~63

3.9Cash Collateralization~~58~~63

3.10Currency Adjustments~~58~~63

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Section 4.Representations and Warranties~~58~~64

4.1Organization; Powers~~58~~64

4.2Authorization; Enforceability~~59~~64

4.3Governmental Approvals; No Conflicts~~59~~64

4.4Financial Condition~~59~~64

4.5Properties~~59~~65

4.6Litigation and Environmental Matters~~60~~65

4.7Compliance with Laws~~60~~65

4.8Investment Company Status~~60~~65

4.9Taxes~~60~~65

4.10ERISA~~60~~66

4.11Disclosure~~60~~66

4.12Subsidiaries~~61~~66

4.13Insurance~~61~~66

4.14Labor Matters~~61~~66

4.15Solvency~~61~~67

4.16Federal Regulations~~62~~67

4.17Use of Proceeds~~62~~67

4.18Security Documents~~62~~67

4.19Regulation H~~62~~68

4.20Anti-Terrorism Laws~~63~~68

4.21EEA Financial Institutions~~63~~68

Section 5.Conditions Precedent~~63~~68

5.1Conditions to Restatement Date~~63~~68

5.2Conditions to Each Extension of Credit~~65~~70

Section 6.Affirmative Covenants~~65~~70

6.1Financial Statements~~65~~70

6.2Certificates; Other Information~~66~~71

6.3Payment of Taxes~~67~~72

6.4Maintenance of Existence; Compliance~~67~~72

6.5Maintenance of Property; Insurance~~67~~73

6.6Compliance with Laws~~68~~73

6.7Inspection of Property; Books and Records; Discussions~~68~~73

6.8Notices~~68~~74

6.9Environmental Laws~~69~~74

6.10Additional Collateral, etc.~~69~~74

Section 7.Negative Covenants~~71~~76

7.1Financial Condition Covenants~~71~~76

7.2Indebtedness~~71~~76

7.3Liens~~72~~78

7.4Fundamental Changes~~74~~80

7.5Disposition of Property~~75~~80

7.6Restricted Payments~~76~~81

7.7Reserved~~77~~82

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7.8Investments~~77~~82

7.9Payments and Modifications of Certain Debt Instruments~~79~~84

7.10Transactions with Affiliates~~79~~85

7.11Sales and Leasebacks~~80~~85

7.12Swap Agreements~~80~~85

7.13Clauses Restricting Subsidiary Distributions~~80~~85

7.14Lines of Business~~81~~86

7.15Use of Proceeds~~81~~86

7.16Business; Liabilities; Assets of Certain Subsidiaries~~81~~86

Section 8.Events of Default~~82~~87

Section 9.The Agents~~85~~90

9.1Appointment~~85~~90

9.2Delegation of Duties~~85~~91

9.3Exculpatory Provisions~~85~~91

9.4Reliance by Administrative Agent~~86~~91

9.5Notice of Default~~86~~91

9.6Non-Reliance on Agents and Other Lenders~~86~~92

9.7Indemnification~~87~~92

9.8Agent in Its Individual Capacity~~87~~92

9.9Successor Administrative Agent~~87~~92

9.10Lead Arrangers, Syndication Agents and Co-Documentation Agents~~88~~93

9.11Credit Bidding~~88~~93

Section 10.Miscellaneous~~89~~94

10.1Amendments and Waivers~~89~~94

10.2Notices~~90~~96

10.3No Waiver; Cumulative Remedies~~91~~96

10.4Survival of Representations and Warranties~~91~~97

10.5Payment of Expenses~~91~~97

10.6Successors and Assigns; Participations and Assignments~~92~~98

10.7Adjustments; Set-off~~96~~101

10.8Counterparts~~96~~; Electronic Execution101

10.9Severability~~96~~102

10.10Integration~~96~~102

10.11GOVERNING LAW~~96~~102

10.12Submission To Jurisdiction; Waivers~~97~~103

10.13Acknowledgements~~97~~103

10.14No Fiduciary Duty~~97~~103

10.15Additional Borrowers~~98~~104

10.16Releases of Guarantees and Liens~~99~~105

10.17Judgment Currency~~100~~106

10.18WAIVERS OF JURY TRIAL~~100~~106

10.19USA Patriot Act~~100~~106

10.20Section 2.20 Waiver~~101~~107

10.21No Novation~~101~~107

10.22Acknowledgement and Consent to Bail-In of EEA Financial Institutions~~101~~107

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10.23Certain ERISA Matters~~101~~107

10.24MIRE Events~~103~~109

10.25Acknowledgement Regarding Any Supported QFCs109

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EXHIBITS:

A[Reserved]

BForm of Compliance Certificate

CForm of Closing Certificate

D[Reserved]

EForm of Assignment and Assumption

G[Reserved]

HForm of Exemption Certificate

IForm of Incremental Facility Activation Notice

SCHEDULE:

1.1(A)Commitments

1.1(B) [Reserved]

1.1(C)Administrative Schedule

1.1(D)[Reserved]

2Existing Letters of Credit

4.6Litigation

4.12Subsidiaries

7.2(d)Existing Indebtedness

7.3(l)Existing Liens

7.8(g)Existing Investments

7.10Transactions with Affiliates

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of February 15, 2018, among Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Borrower”), Allscripts Healthcare, LLC, a North Carolina limited liability company (the “Co-Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), Fifth Third Bank, National Association, KeyBank National Association, SunTrust Bank and Wells Fargo Bank, National Association, as syndication agents (in such capacity, each a “Syndication Agent” and together the “Syndication Agents”), Bank of America, N.A., U.S. Bank, National Association, Royal Bank of Canada, Deutsche Bank Securities Inc. and BMO Harris Bank, N.A. (in such capacity, each a “Co-Documentation Agent” and together the “Co-Documentation Agents”) and JPMorgan Chase Bank, N.A., as administrative agent.

R E C I T A L S

WHEREAS the Borrower, the Lenders, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents named therein are parties to that certain Credit Agreement, dated as of June 28, 2013 (as amended prior to the date hereof, including pursuant to amendments dated as of June 8, 2015, September 30, 2015, March 28, 2016 and December 22, 2016, the “Existing Credit Agreement”) pursuant to which certain loans and other extensions of credit were made to the Borrower;

WHEREAS, the Borrower desires to replace the term loans, revolving commitments and revolving loans outstanding under the Existing Credit Agreement with the Term Loans, Revolving Commitments and Revolving Loans hereunder; and

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.Definitions

1.1	Defined Terms

.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided that for purposes of this definition, the Eurodollar Rate for any date shall be based on the Applicable Screen Rate (or if the Applicable Screen Rate is not available for such one-month period, the Dollar Interpolated Rate in respect of a one-month Interest Period) at approximately 11:00 A.M. London time on such date.  Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Eurodollar Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.16 hereof (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.16(b)), then ABR shall be the greater of clause (a) and clause (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Currency”:  the currencies of Singapore, Malaysia, the United Arab Emirates, the State of Qatar, Australia, the United Kingdom, Hong Kong, India, Canada and any

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additional currencies determined after the Restatement Date by mutual agreement of the Borrower, Issuing Lender and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“ACS Agreement”:  the Agreement entered into between Affiliated Computer Services, Inc. and Allscripts Healthcare, LLC on March 31, 2011 to provide services to support the Borrower’s remote hosting services for Sunrise acute care clients along with the related sale of a portion of its hosting equipment and infrastructure for approximately $20,000,000.

“Additional Borrower”: as defined in Section 10.15.

“Adjustment Date”:  a date that is three Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.1, commencing with the date that is three Business Days after the date the financial statements are delivered to the Administrative Agent with respect to the fiscal quarter ending September 30, 2018 (the “First Adjustment Date”).

“Administrative Agent”:  JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Schedule”: Schedule 1.1(C) to this Agreement, which contains administrative information in respect of each Foreign Currency and each Foreign Currency Loan.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Lead Arrangers, the Syndication Agents, the Co-Documentation Agents, the Administrative Agent and the Foreign Currency Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.  If the Commitments have terminated or expired, the Aggregate Exposure Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Agreement”:  as defined in the preamble hereto.

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“Anti-Corruption Laws”:  all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.00%	2.00%
Term Loans	1.00%	2.00%

; provided, that on and after the First Adjustment Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Term Loans will be determined pursuant to the Applicable Pricing Grid.

“Applicable Pricing Grid”:  the table set forth below:

	Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
Level I	Greater than 4.00 to 1.00	2.25%	1.25%	0.35%
Level II	Greater than 3.25 to 1.00 but equal to or less than 4.00 to 1.00	2.00%	1.00%	0.30%
Level III	Greater than 2.50 to 1.00 but equal to or less than 3.25 to 1.00	1.75%	0.75%	0.25%
Level IV	Equal to or less than 2.50 to 1.00	1.50%	0.50%	0.20%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Total Leverage Ratio shall become effective on each Adjustment Date and shall remain in effect until the next change to be effected pursuant to this paragraph; provided that (a) no adjustment to a level providing a lower pricing shall be effected while an Event of Default is in existence and (b) the highest rate set forth in each column of the Applicable Pricing Grid shall apply at all times while an Event of Default under clause (a) or (f) of Section 8 shall have occurred and be continuing.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.  Each determination of the Total Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Applicable Screen Rate”:  as defined in the definition of “Eurodollar Base Rate”.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in Section 10.6(b).

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 7.5 (other than clause (l) thereof)) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash

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proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action”:  the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation”:  (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate or the Eurocurrency Rate, as the case may be, for syndicated credit facilities denominated in U.S. dollars or the applicable Foreign Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

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“Benchmark Replacement Adjustment”: the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate or the Eurocurrency Rate, as the case may be, with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate or the Eurocurrency Rate, as the case may be, with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in U.S. dollars or the applicable Foreign Currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to the Eurodollar Rate or the Eurocurrency Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the applicable Screen Rate permanently or indefinitely ceases to provide the applicable Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the Eurodollar Rate or the Eurocurrency Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the applicable Screen Rate announcing that such administrator has ceased or will cease to provide the applicable Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the applicable Screen Rate, a resolution authority with jurisdiction over the administrator for the applicable Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the applicable Screen Rate, in each case which states that the administrator of the applicable Screen Rate has ceased or will cease to provide the applicable Screen

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Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate announcing that the applicable Screen Rate is no longer representative.

“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Borrower, as applicable, by notice to the Borrower (in the case of notice by the Administrative Agent), the Administrative Agent (in the case of such notice by the Borrower) and the Lenders.

“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate or the Eurocurrency Rate, as the case may be, and solely to the extent that the Eurodollar Rate or the Eurocurrency Rate, as the case may be, has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate or the Eurocurrency Rate, as the case may be, for all purposes hereunder in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate or the Eurocurrency Rate, as the case may be, for all purposes hereunder pursuant to Section 2.16.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, to which Section 4975 of the Code applies or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Representative”: as defined in Section 2.27.

“Borrowers”: the Borrower and the Co-Borrower, collectively.

“Borrowing”: with respect to any Foreign Currency Loans, Loans made on the same date, in the same Foreign Currency and as to which a single Interest Period is in effect.

“Borrowing Date”:  any Business Day specified by the Borrower or the Co-Borrower as a date on which the Borrower or the Co-Borrower, as applicable, requests the relevant Lenders to make Loans hereunder.

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“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, Foreign Currency Loans (x) such day is also a day for trading by and between banks in deposits for the applicable Foreign Currency in the interbank eurocurrency market, (y) with respect to Foreign Currency Loan denominated in Euros, such day is also a TARGET Day (as determined by the Administrative Agent) and (z) with respect to Foreign Currency Loans denominated in a Foreign Currency other than Euros, such day is also a day on which banks are open for dealings in such Foreign Currency in the city which is the principal financial center of the country of issuance of the applicable Foreign Currency.

“Calculation Date”: the last Business Day of each calendar month (or any other day selected by the Administrative Agent); provided that (a) the second Business Day preceding (or such other Business Day as the Administrative Agent shall deem applicable with respect to any Foreign Currency in accordance with rate-setting convention for such Foreign Currency) (i) each Borrowing Date with respect to any Foreign Currency Loan or (ii) any date on which a Foreign Currency Loan is continued shall also be a “Calculation Date”, (b) each Borrowing Date with respect to any other Loan made hereunder shall also be a “Calculation Date” and (c) the date of issuance, amendment, renewal or extension of a Letter of Credit shall also be a Calculation Date.

“Capital Lease Obligations”:  of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing and any and all securities convertible into or exchangeable into any of the foregoing (but excluding, for the avoidance of doubt, Indebtedness convertible into or exchangeable for any of the foregoing).

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Financial Services LLC (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state,

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commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) bonds or notes issued by or guaranteed by any Person incorporated under the laws of the United States of America or any state thereof at the time of acquisition rated at least A (or the equivalent thereof) or better by S&P or at least A2 (or the equivalent thereof) or better by Moody’s and maturing within one year of the date of acquisition; (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Netting Amount”: as of any date, an amount equal to 100% of the Unrestricted Cash of the Borrower and its Subsidiaries in excess of $25,000,000 as of such date that is held in or credited to accounts located in the United States; provided, that in no event shall the Cash Netting Amount exceed $100,000,000; provided further that for purposes of determining any pro forma compliance or other incurrence-based ratio in each case with respect to any incurrence of Indebtedness (including, without limitation, any Incremental Facility), the cash proceeds to be received in connection with such incurrence shall not be included in the Cash Netting Amount.

“CFC Domestic Subsidiary”: any Domestic Subsidiary that is owned by a Foreign Subsidiary that is a Controlled Foreign Corporation.

“Change in Control”: (a) any “person” or “group” as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), whether or not applicable, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 35% of the total voting power in the aggregate of all classes of Capital Stock then outstanding of the Borrower normally entitled to vote in elections of directors, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (1) nominated by the board of directors of the Borrower nor (2) appointed or approved by directors so nominated, (c) a Specified Change in Control if the holders of the related Convertible Securities holding more than $35,000,000 thereof elect to put such Convertible Securities to the Borrower or (d) the Borrower shall cease to own, directly or indirectly, 100% of the Capital Stock and other equity interest of the Co-Borrower and each Additional Borrower.

“Co-Borrower”:  as defined in the preamble hereto.

“Co-Documentation Agents”: as defined in the preamble hereto.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties (other than Excluded Property), now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”:  0.30% per annum; provided, that on and after the First Adjustment Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

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“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)

if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for syndicated credit facilities denominated in U.S. dollars or the applicable Foreign Currency at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.18, 2.19, 2.20 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated January 2018 and furnished to certain Lenders.

“Consolidated Tangible Assets”: at any date, Consolidated Total Assets as set forth in the consolidated balance sheet for the most recently ended fiscal quarter of the Borrower for which a consolidated balance sheet is available minus (i) cash and Cash Equivalents as of such date, (ii) the net book value of all assets reflected on such balance sheet which would be treated as intangible assets and (iii) all goodwill, tradenames, trademarks, patents and unamortized debt discount and expense of the Borrower and its Subsidiaries reflected on such balance sheet, in each case calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

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“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributed Subsidiaries”: Allscripts Healthcare International Holdings, LLC, dbMotion LTD and Allscripts Canada Corporation.

“Controlled Foreign Corporation”:  as defined in Section 957(a) of the Code.

“Convertible Securities”:  any Indebtedness of the Borrower or any Subsidiary of the Borrower or preferred stock of the Borrower that is or will become, upon the occurrence of certain specified events or after the passage of a specified amount of time, convertible into or exchangeable for Capital Stock of the Borrower or any Subsidiary of the Borrower, cash or any combination thereof.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the Eurodollar Rate or Eurocurrency Rate, as applicable.

“Covered Party”: has the meaning assigned to it in Section 10.25.

“Credit Party”: the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Noncash Consideration”:  noncash consideration received by the Borrower or its Subsidiaries in connection with a Disposition that is designated by the Borrower as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a

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subsequent Disposition of such Designated Noncash Consideration within 90 days following such Disposition.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disregarded Entity”: a Person that is disregarded as separate from its owner for federal income tax purposes within the meaning of Code Section 7701 and the related Treasury regulations.

“Dollar Equivalent”:  with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date.

“Dollar Interpolated Rate”:  as defined in the definition of “Eurodollar Base Rate”.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Early Opt-In Election”: the occurrence of:

(1) a notification by the Administrative Agent (or the request by the Borrower to the Administrative Agent to notify) each of the other parties to this Agreement that at least ten (10) syndicated credit facilities denominated in U.S. dollars or the applicable Foreign Currency being executed at such time, or that include language similar to that contained in Section 2.16 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate or the Eurocurrency Rate, as applicable (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) (i) the joint election by the Administrative Agent and Borrower to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA”:  without duplication, for any period, (i) consolidated net income from continuing operations of the Borrower and its Subsidiaries, plus (ii) (to the extent reflected as a charge in the statement of consolidated net income for such period) depreciation, amortization, non-cash stock-based compensation expenses, interest expense, income taxes, minus (iii) in the case of income (to the extent included in the statement of consolidated net income for such period) or plus in the case of losses (to the extent reflected as a charge in the statement of consolidated net income for such period), non-cash non-operating items and one-time charges and non-cash extraordinary gains or losses and other non-cash non-recurring items of income or expense plus (iv) (to the extent reflected as a charge in the statement of consolidated net income for such period (other than with respect to clause (f) below)) (a) non-recurring transaction fees and expenses associated with or incurred by the Borrower or any of its Subsidiaries in connection with this Agreement, any other permitted issuances of Indebtedness or Capital Stock, any Disposition permitted hereunder (or under the Existing Credit Agreement if completed prior to the Restatement Date) or any Permitted Acquisition or other Investment permitted hereunder (or under the Existing Credit Agreement if completed prior to the Restatement Date); (b) transaction fees and expenses associated with or incurred by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition (including under the Existing Credit Agreement, if completed prior to the Restatement Date);

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(c) deferred revenue adjustments made in accordance with GAAP; (d) cash charges recorded by the Borrower or any of its Subsidiaries in connection with any monetary judgments or settlements arising out of non-ordinary course litigation or any other dispute resolution proceedings, or any facility closures, work force reductions, restructurings, relocations and product consolidation, cost savings and operating improvement initiatives, discontinued operations and asset Dispositions outside the ordinary course of business (provided, that the amount of cash charges permitted to be added back pursuant to this clause (d) shall not exceed (1) 5% of EBITDA for such measurement period (calculated before giving effect to such addback, including any amounts added back pursuant to clause (d)(2)) plus (2) solely in the case of any measurement period that includes a portion of the fiscal year ending December 31, 2020, the amount of such cash charges incurred during the fiscal year ending December 31, 2020 and during such measurement period, which, in any event, shall not exceed $40,000,000 in the aggregate in the case of this clause (d)(2)); (e) any write-off of capitalized debt issuance costs associated with Indebtedness (including the Loans) during such period and any loss, cost or expense during such period attributable to the early extinguishment of Indebtedness, including the Convertible Securities and the exercise, unwind or termination of the Permitted Equity Derivative Instruments; (f) the amount of the cost savings, operating expense reductions and cost synergies projected by the Borrower in good faith to be realized in connection with (i) any Permitted Acquisition or other investment permitted hereunder or (ii) any cost savings or operating improvement initiative, in each case to result from actions either taken or planned to be taken within 18 months (which cost savings, operating expense reductions and cost synergies projected to result from any such action shall be added to EBITDA for any measurement period ending not more than 18 months after such action is taken as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of the relevant measurement period), net of the amount of actual benefits realized from such actions; provided that (i) such cost savings, operating expenses or cost synergies are reasonably identifiable and factually supportable, and certified by the Borrower’s chief financial officer, (ii) no cost savings, operating expense reductions or cost synergies shall be added pursuant to this clause (f) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) EBITDA, whether through a pro forma adjustment or otherwise, for such period and (iii) the aggregate amount of cost savings, operating expense reductions and cost synergies added pursuant to this clause (f) shall not exceed 15% of EBITDA for such measurement period (calculated before giving effect to such addback); (g) non-recurring severance, retention, transition service and similar costs and non-recurring transaction fees and expenses, in each case incurred by the Borrower or any of its Subsidiaries in connection with the acquisition by the Borrower or any of its Subsidiaries of the Enterprise Information Solutions division of McKesson Corporation; provided that the amount of costs added back pursuant to this clause (g) shall not exceed $50,000,000 in the aggregate; (h) non-recurring cash charges recorded by the Borrower or its Subsidiaries in connection with the April 2017 legal settlement described in the Borrower’s Form 10-Q for the fiscal quarter ended March 31, 2017; ~~and~~ (i) without duplication, non-recurring charges recorded by the Borrower or its Subsidiaries in connection with (x) amounts reserved in accordance with GAAP in respect of amounts reasonably expected to be paid and (y) amounts paid, in each case pursuant to the Practice Fusion Settlement and related legal defense costs; provided that the aggregate amount of charges added back pursuant to this clause (i) over the term of this Agreement shall not exceed the maximum amount disclosed to Lenders at the July 31, 2019 meeting and (j) cash charges recorded by the Borrower or any of its Subsidiaries up to an amount and of a type set forth in the Lender Presentation disclosed to Lenders on June 30, 2020, subject to the terms and conditions set forth in such Lender Presentation; and minus (v) (to the extent included in the statement of consolidated net income for such period) any gain or income during such period attributable to the early extinguishment of Indebtedness, including the Convertible Securities and the exercise, unwind or termination of the Permitted Equity Derivative Instruments.

Notwithstanding the foregoing, if the Borrower or any of its Subsidiaries acquires Capital Stock or assets of any Person in a transaction constituting a Permitted Acquisition during such period, EBITDA shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had

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occurred on the first day of such period; provided that (i) if such Permitted Acquisition is consummated by a Subsidiary that is not a Wholly Owned Subsidiary, EBITDA shall only be adjusted in proportion to the percentage ownership of the Borrower or any of its Wholly Owned Subsidiaries in such non-Wholly Owned Subsidiary (e.g., if a Borrower owns 70% of a Subsidiary and such Subsidiary consummates a Permitted Acquisition of a Person, a pro forma adjustment to EBITDA shall be made with respect to no more than 70% of the EBITDA of such Person, (ii) if such Permitted Acquisition is of less than 100% of the Capital Stock of any Person, EBITDA shall only be adjusted in proportion to the percentage ownership of the Borrower or the applicable Subsidiary in such Person (e.g., if the Borrower acquires 70% of the Capital Stock of a Person, a pro forma adjustment to EBITDA shall be made with respect to no more than 70% of the EBITDA of the acquired Person)) and (iii) the income statement items attributable to the acquired business may include pro forma adjustments in accordance with, and subject to, clause (f) of the definition of EBITDA (with any such adjustments being adjusted in proportion to the percentage ownership of the Borrower, in accordance with clauses (i) and (ii)).

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Date”: with respect to any fiscal quarter, the date by which the Borrower must deliver financial statements in respect of such fiscal quarter in accordance with Section 6.1(a) or (b).

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”:  all laws (including common law), rules, regulations, statutes, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability”:  any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

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“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 4971 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event”:  (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived, whether or not such automatic waiver is hereafter eliminated); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the receipt by the Borrower or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its Subsidiaries or any other Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro”: the single currency of participating member states of the European Union.

“Eurocurrency Base Rate”: with respect to (a) any Foreign Currency Loan (other than Euros) for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable Foreign Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “LIBOR Screen Rate”) as of 11:00 A.M. (London time) on the Quotation Day for such Interest Period and (b) any Foreign Currency Loan denominated in Euros for any Interest Period, the interbank offered rate administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) for Euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”) as of 11:00 A.M. (London time) on the Quotation Day for such Interest Period; provided that if the applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further that, if the

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Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable Foreign Currency, then the Eurocurrency Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Foreign Currency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan or a Foreign Currency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Applicable Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Applicable Screen Rate shall not be available at such time for such Interest Period (a “Dollar Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Dollar Interpolated Rate at such time; provided further, that if the Applicable Screen Rate shall be less than zero, such rate shall be deemed zero for purposes of this agreement.  “Dollar Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Applicable Screen Rate for the longest period (for which that Applicable Screen Rate is available in Dollars) that is shorter than the Dollar Impacted Interest Period and (b) the Applicable Screen Rate for the shortest period (for which that Applicable Screen Rate is available for Dollars) that exceeds the Dollar Impacted Interest Period, in each case, at such time; provided, that if the Dollar Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

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1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Rate”:  with respect to any non-Dollar currency on any date, (i) if such amount is an Initial Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of the Dollars with such Initial Foreign Currency in the London foreign exchange market at or about 11:00 A.M. (London time) on a particular day as displayed by ICE Data Services  as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Excluded Domestic Subsidiary”:  any Domestic Subsidiary (i) that is a Disregarded Entity, (ii) that owns (directly or through a Disregarded Entity) 65% or more of the voting Capital Stock of a Foreign Subsidiary that is a Controlled Foreign Corporation, and (iii) that holds no material assets other than (x) Capital Stock of one or more Foreign Subsidiaries that are Controlled Foreign Corporations, (y) Capital Stock of one or more Disregarded Entities that hold no material assets other than Capital Stock of one or more Foreign Subsidiaries that are Controlled Foreign Corporations and (z) the assets permitted by Section 7.16.

“Excluded Domestic Subsidiary Interests”:  35% of the voting Capital Stock of any Excluded Domestic Subsidiary.

“Excluded Foreign Subsidiary Interests”:  35% of the voting Capital Stock of any Foreign Subsidiary that is a Material Subsidiary directly owned by a Loan Party and 100% of the Capital Stock of any other Foreign Subsidiary.

“Excluded Property”:  (i) assets (including vehicles) that are subject to certificated title statues, (ii) Excluded Real Property, (iii) assets as to which the Administrative Agent shall determine in its sole reasonable discretion that the cost of obtaining a security interest therein or perfection thereof are excessive in relation to the value of the security to be afforded thereby, (iv) assets as to which granting or perfecting such security interests would violate (a) applicable law or (b) contracts evidencing or giving rise to such assets (but only to the extent such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), (v) any contract in which the grant of a security interest therein is prohibited thereby (but only to the extent such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), (vi) the Capital Stock of Newco and all shares of Capital Stock of the Borrower owned by Newco, (vii) all Excluded Foreign Subsidiary Interests, (viii) all assets of any Foreign Subsidiary (including for this purpose, any Capital Stock of a Domestic Subsidiary owned by such Foreign Subsidiary) and all assets of any CFC Domestic Subsidiary and (ix) all Excluded Domestic Subsidiary Interests.

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“Excluded Real Property”: (i) ownership interests in real property having a fair market value (together with improvements thereof) of less than $5,000,000, and (ii) leasehold interests in real property.

“Excluded Taxes”:  as defined in Section 2.19(a).

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing Letters of Credit”: those letters of credit described on Schedule 2 issued under the Existing Credit Agreement that are outstanding thereunder on the Restatement Date.

“Existing Revolving Commitments”: “Revolving Commitments” outstanding under the Existing Credit Agreement on the Restatement Date.

“Existing Revolving Lender”: a “Revolving Lender” under the Existing Credit Agreement on the Restatement Date.

“Existing Revolving Loans”: “Revolving Loans” outstanding under the Existing Credit Agreement on the Restatement Date.

“Existing Term Loans”: “Term Loans” outstanding under the Existing Credit Agreement on the Restatement Date.

“Facility”:  each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”:  Sections 1471 through 1474 of the Code, as of the Restatement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate”:  for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as ~~the NYFRB~~ shall be set forth on ~~its public~~the Federal Reserve Bank of New York’s ~~w~~Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”:  (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States of America.

“First Adjustment Date”: see the definition of “Adjustment Date”.

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“Flood Hazard Property”:  any property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws”: collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Currency”: Sterling and the Euro and any additional currencies determined after the Restatement Date by mutual agreement of the Borrower, the Revolving Lenders and the Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“Foreign Currency Agent”: J.P. Morgan Europe Limited, as foreign currency agent with respect to the Foreign Currency Loans, together with any of its successors.

“Foreign Currency Loans”: Revolving Loans denominated in any Foreign Currency.

“Foreign Currency Sublimit”: $100,000,000.

“Foreign Currency Tranche”: the collective reference to Foreign Currency Loans which (a) are denominated in the same Foreign Currency and (b) have current Interest Periods which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Foreign Holding Companies”: the New Dutch CV, the New Dutch BV and any Subsidiary of the New Dutch BV or New Dutch CV which holds no material assets other than (a) Capital Stock of one or more Foreign Subsidiaries or (b) Capital Stock of one or more Disregarded Entities that hold no material assets other than Capital Stock of one or more Foreign Subsidiaries.

“Foreign Subsidiary”:  any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  Without limiting the generality of the foregoing, any operating lease that is treated as a capital lease as a result of an Accounting Change shall be treated as an operating lease for all purposes under this Agreement until this Agreement has been

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so amended.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.  The provisions of ASC 606 – Revenue From Contracts With Customers shall be deemed to be an Accounting Change occurring after the Restatement Date for purposes of this Agreement.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement, dated as of June 28, 2013, by the Borrower, the Co-Borrower and each Subsidiary Guarantor in favor of the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials”:  all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA” has the meaning assigned to such term in Section 1.04.

“Increased Amount Date”:  as defined in Section 2.24(a).

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“Incremental Amount”:  at any time, the excess, if any, of (a) $600,000,000 over (b) the aggregate amount of all Incremental Term Loans made plus all Incremental Revolving Commitments established, in each case after the Restatement Date but prior to such time pursuant to Section 2.24(a).

“Incremental Assumption Agreement”:  an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Co-Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Facility”:  any facility established by the Lenders pursuant to Section 2.24.

“Incremental Facility Activation Notice”:  a notice substantially in the form of Exhibit I.

“Incremental Revolving Commitment”:  the Revolving Commitment of any Lender, established pursuant to Section 2.24, to make Incremental Revolving Loans to the Borrower and the Co-Borrower.

“Incremental Revolving Lender”:  each Lender which holds an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans”:  the Revolving Loans made by one or more Lenders to the Borrower and/or the Co-Borrower pursuant to Section 2.24 and/or any Incremental Assumption Agreement.

“Incremental Term Lender”:  each Lender which holds an Incremental Term Loan.

“Incremental Term Loans”:  the Term Loans made by one or more Lenders to the Borrower and/or the Co-Borrower pursuant to Section 2.24 and/or any Incremental Assumption Agreement.

“Indebtedness”:  of any Person, without duplication, (a) all payment obligations of such Person for borrowed money, (b) all payment obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all payment obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all payment obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable not overdue more than 90 days and accounts payable overdue by more than 90 days that are being disputed in good faith and for which adequate reserves in accordance with GAAP have been established on the books of such Person, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided, that if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Borrower’s good faith estimate), (f) all Guarantee Obligations by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all payment obligations, contingent or otherwise, of such Person as an account party or an applicant under or in respect of letters of credit and letters of guaranty, (i) all payment obligations, contingent or otherwise, of such Person, as an account party or applicant under or in respect of bankers’ acceptances and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is

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liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding anything to the contrary set forth herein, (a) in no event shall payment or any other debt obligations as classified under GAAP of the Borrower pursuant to the ACS Agreement, as in effect on February 19, 2013, constitute Indebtedness of the Borrower under this Agreement, (b) in no event shall any Permitted Equity Derivative Instruments or obligations thereunder constitute Indebtedness under this Agreement and (c) purchase price adjustments, earn-outs or similar obligations shall not constitute Indebtedness unless required to be reflected as a liability on a balance sheet (other than the footnotes thereto) in accordance with GAAP and not paid within (30) days after the date when due.

“Initial Foreign Currencies”: Sterling and the Euro.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, designs, patents, patent licenses, trademarks, tradenames, domain names and other source indicators, trademark licenses, technology, trade secrets, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio”:  as of the last day of any fiscal quarter of the Borrower, the ratio of (a) EBITDA for the four fiscal quarters ending on such date to (b) Interest Expense paid in cash for such four fiscal quarter period, determined in each case on a consolidated basis for the Borrower and its Subsidiaries.

“Interest Expense”:  for any period, interest expense of the Borrower and its Subsidiaries, on a consolidated basis, during such period, determined in accordance with GAAP, provided that, if the Borrower or any of its Subsidiaries acquires Capital Stock or assets of any Person in a transaction constituting a Permitted Acquisition during such period, Interest Expense shall be adjusted to give pro forma effect to such acquisition assuming that such transaction had occurred on the first day of such period; provided, further, that “Interest Expense” shall be calculated after giving effect to Swap Agreements (including associated costs), but excluding unrealized gains and losses with respect to Swap Agreements.

“Interest Payment Date”:  (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan or Foreign Currency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan or Foreign Currency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan or Foreign Currency Loan, (a) initially, the period commencing on the borrowing date (or, with respect to Eurodollar Loans, the conversion date, as the case may be) with respect to such Eurodollar Loan or Foreign Currency Loan and ending one, two,

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three or six months (or, with respect to Revolving Loans denominated in Dollars, if available to or otherwise agreed by all Lenders under the Revolving Facility, seven days) thereafter, as selected by the Borrower or the Co-Borrower, as applicable, in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Foreign Currency Loan and ending one, two, three or six months (or, with respect to Revolving Loans denominated in Dollars, if agreed to by all Lenders under the Revolving Facility, seven days) thereafter, as selected by the Borrower or the Co-Borrower, as applicable, by irrevocable notice to the Administrative Agent not later than 11:00 A.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)

the Borrower or the Co-Borrower, as applicable, may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans; and

(iii)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate”: at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable Foreign Currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable Foreign Currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments”:  as defined in Section 7.8.

“Issuing Lender”:  each of JPMorgan Chase Bank, N.A., Fifth Third Bank, National Association, KeyBank National Association, SunTrust Bank and Wells Fargo Bank, National Association and any other Revolving Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Ventures”:  as to the Borrower or any Subsidiary, any other Person a majority of the Capital Stock of which is owned by the Borrower and its Subsidiaries and which is consolidated in the Borrower’s consolidated financial statements in accordance with GAAP, but which is not a Subsidiary of the Borrower; provided that the Net Smart Joint Venture shall be a Joint Venture hereunder so long as it is consolidated in the Borrower’s consolidated financial statements in accordance with GAAP.

“Judgment Currency”: as defined in Section 10.17(a).

“Judgment Currency Conversion Date”: as defined in Section 10.17(a).

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“L/C Commitment”:  $50,000,000.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including the aggregate Dollar Equivalent of the undrawn and unexpired amount of the then outstanding Letters of Credit denominated in Acceptable Currencies) and (b) the aggregate amount of drawings under Letters of Credit (including the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit denominated in Acceptable Currencies) that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”:  JPMorgan Chase Bank, N.A., Fifth Third Bank, National Association, Keybanc Capital Markets, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as the arrangers of the Commitments under this Agreement.

“Lenders”:  as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Conditionality Acquisition”:  as defined in Section 2.24(c).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Replacement Facility Amendment, the Security Documents, the Notes, any Incremental Assumption Agreement, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  the Borrower, the Co-Borrower and each Subsidiary Guarantor.

“Local Time”: (a) with respect to Foreign Currency Loans, local time in London and (b) with respect to Eurodollar Loans, local time in New York City.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”:  a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) a material impairment in the ability of the Loan Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

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“Material Subsidiary”:  at any time of determination, any Subsidiary of the Borrower that has total annual revenues of more than $10,000,000 or total assets of more than $15,000,000 for the four fiscal quarters most recently ended (it being understood that the determination of total annual revenues and total assets shall exclude intercompany payables and receivables).

“Mortgaged Property”: each parcel of real property owned by the Borrower or any Subsidiary that is covered by a Mortgage.

“Mortgages”:  each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), other customary fees and expenses actually incurred in connection therewith and net of any transfer or similar taxes and other Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements, in each case, to the extent the credit or deduction or payment under such an arrangement, as applicable, is reasonably expected to reduce such tax amounts as determined by treating the income from such Asset Sale or Recovery Event as if it were the last item of income available to offset such credit or deduction or payment) and amounts provided as a reserve, in accordance with GAAP against any liabilities under any indemnification obligations and any purchase price adjustments associated with any Asset Sale and (b) in connection with any incurrence of Indebtedness, the cash proceeds received from such incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Smart Joint Venture”:  the Joint Venture described in Borrower’s Form 8-K dated April 19, 2016, and filed April 25, 2016.

“Net Smart Sub”:  Andrews Henderson LLC, a Delaware limited liability company.

“New Dutch BV”: Allscripts B.V., a besloten vennootschap organized under the laws of the Netherlands.

“New Dutch CV”: Allscripts C.V., a commanditaire vennootschap organized under the laws of the Netherlands.

“New US LLC”: Allscripts IHC, LLC, a Delaware limited liability company.

“Newco”:  Coniston Exchange LLC, a Delaware limited liability company.

“Non-Excluded Taxes”:  as defined in Section 2.19(a).

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“Non-U.S. Lender”:  as defined in Section 2.19(e).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 A.M. (New York City time) on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or the Co-Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and the Co-Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or the Co-Borrower pursuant hereto) or otherwise.

“Other Taxes”:  any and all present or future stamp or documentary Taxes, recording and filing fees or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on ~~its public~~the Federal Reserve Bank of New York’s ~~w~~Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Eurocurrency Rate”: with respect to any Loans or overdue amount in respect thereof, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

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“Participant”:  as defined in Section 10.6(c).

“Participant Register”:  as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.19.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  (i) the acquisition by the Borrower of Practice Fusion, Inc. and (ii) any acquisition by the Borrower or any Subsidiary of the Borrower of all or a majority of the Capital Stock in, all or substantially all of the assets of, or all or substantially all of the assets constituting a business unit, division, product line or line of business of a Person if (a) no Default or Event of Default shall have occurred and be continuing or result from such acquisition, (b) such acquisition is of a Person in a business reasonably related to the Borrower’s existing business (or of assets used in a reasonably-related business), (c) such acquisition is not a tender offer or similar solicitation which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person, (d) such acquisition is completed in accordance with applicable laws, (e) the terms of Section 6.10 are satisfied promptly following the closing of such acquisition or within such time period thereafter as the Administrative Agent may reasonably require, (f) the Borrower is in compliance on a pro forma basis with Section 7.1, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available on or prior to the date of such acquisition (or, at the Borrower’s election with respect to any Limited Conditionality Acquisition, on or prior to the date of execution of the applicable acquisition documents) as if such acquisition has occurred on the first day of such period for purposes of calculating EBITDA and using Indebtedness as of the date of, and after giving effect to, such acquisition (or, if applicable, Indebtedness as of the date of execution of the applicable acquisition documents after giving effect to such acquisition and any Indebtedness incurred in connection therewith), (g) after giving effect to such acquisition, the aggregate purchase price (which shall be deemed to include the principal amount of Indebtedness that is assumed in connection with the acquisition and the Borrower’s good faith estimate (as of the date of consummation of such acquisition or as of the date of execution of the applicable acquisition documentation, as the case may be) of the aggregate amount that will be payable by the Borrower and its Subsidiaries pursuant to any post-closing payment adjustments or earn-outs with respect to such acquisition) in respect of all Permitted Acquisitions of Persons that are not required to become Loan Parties  pursuant to Section 6.10 and assets that are acquired by Persons that are not Loan Parties does not exceed the greater of (i) $200,000,000 and (ii) 15% of Consolidated Tangible Assets as of the date of such acquisition (or, at the Borrower’s election with respect to a Limited Conditionality Acquisition, as of the date of execution of the applicable acquisition documents); provided that (A) the limitation under this clause (g) shall cease to apply if after giving effect to such acquisition, the Senior Secured Leverage Ratio, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available on or prior to the date of such acquisition (or, at the Borrower’s election with respect to a Limited Conditionality Acquisition, on or prior to the date of execution of the applicable acquisition documents) as if such acquisition has occurred on the first day of such period for purposes of calculating EBITDA and using Indebtedness as of the date of, and after giving effect to, such acquisition (or, if applicable, Indebtedness as of the date of execution of the applicable acquisition documents after giving effect to such acquisition and any Indebtedness incurred in connection therewith), is less than 3.00 to 1.0 and (B) in the event a Permitted Acquisition involves the purchase of Persons who are required, and Persons who are not required, to become Loan Parties or assets purchased by Persons who are, and Persons who are not, Loan Parties, the aggregate purchase price shall be allocated between such acquired Persons or assets as the case may be as reasonably determined by a Responsible Officer of the Borrower, and only the amount allocated to the acquired Persons not required to become Loan Parties or assets acquired by Persons who

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are not Loan Parties shall be applied against the foregoing limits; and (h) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (a) through (g) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Convertible Securities Refinancing Indebtedness”: in respect of any Convertible Securities (or, in the case of any extension, renewal or refinancing of any Permitted Convertible Securities Refinancing Indebtedness, such Permitted Convertible Securities Refinancing Indebtedness) (the “Original Indebtedness”), any Convertible Securities or unsecured Indebtedness that extends, renews or refinances such Original Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Convertible Securities Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing and any fees, costs and expenses of the exercise, unwind or termination of any related Permitted Equity Derivative Instrument; (b) the stated final maturity of such Permitted Convertible Securities Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Permitted Convertible Securities Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is 91 days after the latest maturity date in respect of the Facilities (including any Incremental Facility) in effect on the date of such extension, renewal or refinancing; (d) such Permitted Convertible Securities Refinancing Indebtedness has negative covenants and events of default that are no more restrictive, taken as a whole, than the negative covenants and events of default set forth in the Loan Documents as of the date of incurrence of such Indebtedness; (e) such Permitted Convertible Securities Refinancing Indebtedness shall not constitute an obligation (including pursuant to a guarantee) of any Group Member other than a Loan Party; and (f) any such Permitted Convertible Securities Refinancing Indebtedness shall be unsecured.

“Permitted Equity Derivative Instruments”: any call options or forward purchase contracts (or similar instruments) relating to the Capital Stock of the Borrower or any Subsidiary of the Borrower (or the cash value thereof), any share loan agreements or similar arrangements (for the lending of Capital Stock by the Borrower or any Subsidiary of the Borrower to any underwriter or third party) and any warrants to purchase or otherwise acquire any Capital Stock of the Borrower or any Subsidiary of the Borrower (or the cash value thereof), in each case purchased, entered into or issued contemporaneously or otherwise in connection with the issuance of Convertible Securities and any instrument entered into in connection with any “unwind” of any of the foregoing; provided that, with respect to any such issuance of Convertible Securities, the aggregate cash consideration paid by the Borrower and its Subsidiaries for Permitted Equity Derivative Instruments acquired, entered into or issued in connection therewith (net of any proceeds received by the Borrower and its Subsidiaries for the sale or issuance of any Permitted Equity Derivative Instruments entered into or issued in connection therewith) shall not exceed $40,000,000.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

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“Plan”:  any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any of their ERISA Affiliates, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Practice Fusion Settlement”: the settlement of those matters disclosed in the Borrower’s Form 10-Q for the fiscal quarter ended March  31, 2019 in Note 13 (Contingencies) related to Practice Fusion, Inc.

“Prepayment”: as defined in Section 7.9. “Prepay” has a meaning correlative thereto.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Projections”:  as defined in Section 6.2(c).

“Properties”:  the facilities and properties owned, leased or operated by any Group Member.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: has the meaning assigned to it in Section 10.25.

“Quotation Day”: with respect to (i) Sterling, the first day of such Interest Period, (ii) with respect to Euro, two TARGET Days before the first day of such Interest Period and (iii) for any other Foreign Currency, two Business Days prior to the commencement of such Interest Period (unless the rate fixing day in accordance with market practice in the applicable interbank market is otherwise, as determined by the Administrative Agent).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refunded Swingline Loans”:  as defined in Section 2.7.

“Refusing Lender”: as defined in Section 10.15(a).

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower or the Co-Borrower, as applicable, to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

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“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair productive assets of the kind then used or usable by the Borrower or any of its Subsidiaries.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair productive assets of the kind then used or usable by the Borrower or any of its Subsidiaries.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event (or, if a binding contract to use the Net Cash Proceeds has been entered into within 12 months after such Reinvestment Event, the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair productive assets of the kind then used or usable by the Borrower or any of its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement Facility Amendment”: that certain Replacement Facility Amendment, dated as of February 15, 2018, among the Borrower, the Co-Borrower, the Lenders party thereto, the Administrative Agent and the other parties party thereto.

“Required Lenders”:  at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date”: as defined in Section 2.25(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”:  the chairman, chief executive officer, president or chief financial officer of the Borrower.

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“Restatement Date”: the date on which the conditions precedent set forth in Section 5.1 have been satisfied, which date is February 15, 2018.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Commitment”:  on and after the Restatement Date, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1(A) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  As of the Restatement Date, the amount of the Total Revolving Commitments is $900,000,000.

“Revolving Commitment Period”:  the period from and including the Restatement Date to the Revolving Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (other than Foreign Currency Loans) held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) such Lender’s Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans then outstanding.

“Revolving Facility”: see the definition of “Facility”.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  as defined in Section 2.4(a).

“Revolving Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, when a Defaulting Lender shall exist, (i) in the case of Section 2.23, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.23(c)) and Sections 2.4(a), 2.4(b) and 2.6(a), Revolving Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23(c).

“Revolving Termination Date”:  February 15, 2023.

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“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Restatement Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”:  at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”:  all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State), the European Union or its member states, Her Majesty’s Treasury, or the United Nations.

“Screen Rate”: the LIBOR Screen Rate or EURIBOR Screen Rate (each as defined in the definition of “Eurocurrency Base Rate”), as applicable.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Amendment”: the Second Amendment to the Existing Credit Agreement, dated as of December 22, 2016, among the Borrower, the Co-Borrower, the Lenders party thereto and the Administrative Agent.

“Secured Parties”:  as defined in the Guarantee and Collateral Agreement.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Secured Indebtedness”: Indebtedness (other than any Subordinated Indebtedness) that is secured by a Lien on any asset of the Borrower or any of its Subsidiaries.

“Senior Secured Leverage Ratio”:  as of any day, the ratio of (a) Senior Secured Indebtedness as of such date minus the Cash Netting Amount as of such date to (b) EBITDA for the four fiscal quarters most recently ended, determined in each case on a consolidated basis for the Borrower and its Subsidiaries.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate”: SOFR, Compounded SOFR or Term SOFR.

“Specified Cash Management Agreement”:  any agreement providing for treasury, depositary, purchasing card, credit card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower, the Co-

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Borrower or any Subsidiary Guarantor and (i) any Person that was a Lender or affiliate thereof at the time such cash management agreement was entered into or (ii) any Person that was a Lender as of the Restatement Date or affiliate thereof as of the Restatement Date, in each case with respect to this clause (ii) with respect to any such agreements outstanding on the Restatement Date.

“Specified Change in Control”: a “change in control” or “fundamental change” (or any other defined term having a similar purpose), as defined in any indenture or other instrument governing any Convertible Securities.

“Specified Swap Agreement”:  any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower, the Co-Borrower or any Subsidiary Guarantor and (i) any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into or (ii) any Person that was a Lender as of the Restatement Date or affiliate thereof as of the Restatement Date, in each case with respect to this clause (ii) with respect to any such agreements outstanding on the Restatement Date.

“Sterling”: the lawful currency of the United Kingdom.

“Subordinated Indebtedness”: any Indebtedness that is expressly subordinated in right of payment to the Obligations.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, the Borrower may elect, by written notice to the Administrative Agent, to designate a Joint Venture as a “Subsidiary”, and thereafter such Joint Venture shall be treated as a Subsidiary solely for purposes of the following Sections of this Agreement and calculating the following financial ratios:

(a) Section 6.1 and clause (ii)(x) of Section 6.2(b);

(b) Section 7.1 (including for determining pro forma compliance with Section 7.1 for purposes of clause (f) of the definition of Permitted Acquisition, clause (iii) of Section 2.24(c), clause (i)(x) of Section 7.2(f), clause (i) of the proviso to Section 7.6(e) and clause (y) of Section 7.9(a)(ii);

(c) clause (i) of the proviso in Section 7.5(l) (for purposes of calculating revenues associated with Dispositions); and

(d) the Total Leverage Ratio, Senior Secured Leverage Ratio and Interest Coverage Ratio (including for determining compliance or pro forma compliance with the applicable ratio referred to in the definition of Applicable Pricing Grid, the definition of Permitted Acquisition, clause (c) of Section 2.11, clause (i) of Section 7.6(d) and clause (x) of Section 7.9(a)(i)), it being understood that (x) only the portion of the EBITDA and Indebtedness of any such Joint Venture that is attributable to the ownership interest of the Borrower and its Subsidiaries in such Joint Venture shall be included in the financial definitions and ratios in this Agreement and (y) in no event will the

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percentage of EBITDA of the Borrower and its Subsidiaries attributable to all Joint Ventures exceed, in the aggregate, 20% of EBITDA.

Any Joint Venture that the Borrower has elected to designate as a Subsidiary pursuant to the immediately preceding paragraph shall be treated as a Subsidiary in accordance with the immediately preceding paragraph for so long as such entity is a Joint Venture. Notwithstanding the foregoing, the Net Smart Joint Venture shall in no event be a Subsidiary (except, at the election of the Borrower, pursuant to and for the purposes set forth in the third sentence of this definition).

“Subsidiary Guarantor”:  each Material Subsidiary of the Borrower other than (a) any Foreign Subsidiary or CFC Domestic Subsidiary, (b) Newco and (c) the Co-Borrower.

“Supported QFC”: has the meaning assigned to it in Section 10.25.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Exposure”:  at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans); provided that in the case of Sections 2.4(a), 2.4(b) and 2.6(a) when a Defaulting Lender shall exist, the Swingline Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23.

“Swingline Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  as defined in Section 2.6.

“Swingline Participation Amount”:  as defined in Section 2.7.

“Syndication Agents”:  as defined in the preamble hereto.

“TARGET Day”: any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

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“Taxes”:  any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower on the Restatement Date in accordance with the Replacement Facility Amendment in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1(A).  The amount of each Lender’s Term Commitment on the Restatement Date is its “New Term Loan Commitment” as defined in the Replacement Facility Amendment. As of the Restatement Date, the aggregate amount of the Term Commitments is $400,000,000.

“Term Facility”: see the definition of “Facility”.

“Term Lender”:  each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”:  as defined in Section 2.1.

“Term Loan Maturity Date”: February 15, 2023.

“Term Percentage”:  as to any Term Lender at any time, the percentage which such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Leverage Holiday Acquisition”: a Permitted Acquisition financed in whole or in part with Indebtedness and for which (i) the consideration in respect of such acquisition is $100,000,000 or more and (ii) the Borrower delivers to the Administrative Agent an officers’ certificate no later than the Election Date in respect of the fiscal quarter in which such Permitted Acquisition was consummated designating such Permitted Acquisition as a “Total Leverage Holiday Acquisition”; provided that in no event shall there be more than two Total Leverage Holiday Acquisitions commencing after the Restatement Date.

“Total Leverage Holiday Period”: the period of four consecutive fiscal quarters commencing on the first day of the fiscal quarter in which the consummation of a Total Leverage Holiday Acquisition occurs (such first day, the “Relevant Day”); provided that (a) the Total Leverage Holiday Period that had commenced under the Existing Credit Agreement prior to the Restatement Date shall not be deemed to be a Total Leverage Holiday Period for purposes of this Agreement and (b) in no event shall a Total Leverage Holiday Period commence if a Total Leverage Holiday Period was in effect during any portion of the four consecutive fiscal quarter period ended immediately prior to the Relevant Day.

“Total Leverage Ratio”:  as of any day, the ratio of (a) Indebtedness as of such date minus the Cash Netting Amount as of such date to (b) EBITDA for the four fiscal quarters most recently ended, determined in each case on a consolidated basis for the Borrower and its Subsidiaries.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect.

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“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions”: (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the joinder of any party to the provisions hereof, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of each other document and instrument required to satisfy the conditions precedent to the Restatement Date.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“United States”:  the United States of America.

“Unrestricted Cash”:  cash and Cash Equivalents that (i) are not subject to Liens (other than Liens securing the Obligations and customary depository institution or securities intermediary Liens permitted by this Agreement) and (ii) do not appear as “restricted” on the most recent financial statements delivered pursuant to Section 6.1; provided that, with respect to any cash or Cash Equivalents that become subject to an involuntary Lien permitted by this Agreement (other than those referred to in the parenthesis in clause (i) above), such Lien shall only cause such cash or Cash Equivalents to cease to be Unrestricted Cash to the extent of the obligations secured by such Lien.

“U.S. Special Resolution Regimes”: has the meaning assigned to it in Section 10.25.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

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“Write-Down and Conversion Powers”:  (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“2016 Restructuring”: the restructuring of certain Subsidiaries of the Borrower such that after giving effect to such restructuring, the organizational chart of the Borrower and its Subsidiaries is as set forth on Annex I to the Second Amendment.

1.2	Other Definitional Provisions

.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)

As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that notwithstanding anything to the contrary herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)

The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

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1.3	Financial Calculations

.  (a) Whenever the calculation of the financial covenants or other financial calculations required herein shall include a period during which any Group Member had different fiscal reporting periods than those of the Borrower, the Borrower shall use in such calculations the fiscal periods of such Group Member most closely related in time to the fiscal periods of the Borrower.

(b) If during any Total Leverage Holiday Period any term or condition requires that the Borrower be in pro forma compliance with the covenant set forth in Section 7.1(a), such covenant shall be calculated after giving effect to the Total Leverage Holiday Period.

1.4	Interest Rates; LIBOR Notification

.  The interest rate for Loans denominated in U.S. dollars or a Foreign Currency is determined by reference to the Eurodollar Rate or the Eurocurrency Rate, respectively, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans and Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.16(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.16(d), of any proposed change, and implementation in accordance with this Agreement of any change, to the reference rate upon which the interest rate for Eurodollar Loans and/or Eurocurrency Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” and/or “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.16(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.16(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or the Eurocurrency Rate, as the case may be, or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 2.Amount and Terms of Commitments

2.1	Term Commitments

.  Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower and/or the Co-Borrower, as the case may be, on the Restatement Date in an amount not to exceed the amount of the Term Commitment of such Lender in accordance with the Replacement Facility Amendment.  The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12.

2.2	Procedure for Term Loan Borrowing

.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (i) 1:00 P.M., New York City time, three Business Days prior to the anticipated Restatement Date

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in the case of Eurodollar Loans or (ii) 11:00 A.M. one Business Day prior to the anticipated Restatement Date in the case of ABR Loans) requesting that the Term Lenders make the Term Loans on the Restatement Date and specifying (i) the amount and Type of Term Loans to be borrowed, (ii) the requested Restatement Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 12:00 Noon, New York City time, on the Restatement Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender (it being understood that no Lender shall be required to fund amounts in respect of any Continued Term Loans (as defined in the Replacement Facility Amendment)).  The Administrative Agent shall credit the account of the Borrower or the Co-Borrower, as applicable, on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

2.3	Repayment of Term Loans

.  The Term Loans of each Term Lender shall mature in quarterly installments commencing on June 30, 2018, such that the amount of each installment equals such Lender’s Term Percentage multiplied by the amount set forth in the table below, provided that, notwithstanding the above, the remaining principal balance as of the Term Loan Maturity Date shall be due and payable on the Term Loan Maturity Date:

Installment	Principal Amount
1-8	$5,000,000
9-16	$7,500,000
17-19	$10,000,000
Term Loan Maturity Date	Remaining balance

2.4	Revolving Commitments

.  (a)  Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars to the Borrower and/or the Co-Borrower, as the case may be, from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.6(b)) to the sum of (i) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (ii) such Lender’s Swingline Exposure then outstanding and (iii) the Dollar Equivalent of the aggregate principal amount of the Foreign Currency Loans of such Lender then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower and the Co-Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower or the Co-Borrower, as applicable, and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)

Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make Foreign Currency Loans to the Borrower and/or the Co-Borrower, as the case may be, from time to time during the Revolving Commitment Period; provided that after giving effect to the requested Foreign Currency Loan (and after giving effect to any application of proceeds of such Foreign Currency Loans pursuant to Section 2.6(b)) (i) the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans outstanding at such time shall not exceed the Foreign Currency Sublimit, (ii) the sum of (x) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (y) such Lender’s Swingline Exposure then outstanding and (z) the outstanding amount of such Lender’s Revolving Loans (including the Dollar Equivalent of any Foreign Currency Loans) shall not exceed such

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Lender’s Revolving Commitment, and (iii) the Total Revolving Extensions of Credit outstanding at such time shall not exceed the Total Revolving Commitments.  The Foreign Currency Loans shall be Eurocurrency Loans. Each Revolving Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower and/or the Co-Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)	The Borrower and the Co-Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
2.5	Procedure for Revolving Loan Borrowing

.  (a)  The Borrower and the Co-Borrower may borrow under the Revolving Commitments in Dollars during the Revolving Commitment Period on any Business Day, provided that the Borrower or the Co-Borrower, as applicable, shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 1:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 12:00 Noon on the requested Borrowing Date (or, in the case of Revolving Loans to be made on the Restatement Date, on the Business Day prior to the Restatement Date), in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 1:00 P.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower or the Co-Borrower, as applicable, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7.  Upon receipt of any such notice from the Borrower or the Co-Borrower, as applicable, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower or the Co-Borrower, as applicable, at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower or the Co-Borrower, as applicable, in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower or the Co-Borrower, as applicable, by the Administrative Agent crediting the account of the Borrower or the Co-Borrower, as applicable, on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b)

The Borrower and the Co-Borrower may borrow under the Revolving Commitments in any Foreign Currency during the Revolving Commitment Period on any Business Day, provided that the Borrower or the Co-Borrower, as applicable, shall give the Foreign Currency Agent irrevocable notice (which notice must be received by the Foreign Currency Agent prior to 3:00 P.M., London time, four Business Days prior to the requested Borrowing Date), specifying (i) the amount of Foreign Currency Loans to be borrowed, (ii) the Foreign Currency in which such Foreign Currency Loans will be denominated, (iii) the requested Borrowing Date, (iv) the length of the initial Interest Period therefor and (v) the applicable account of the Borrower or the Co-Borrower, as applicable, to which such funds will be credited or disbursed.  Upon receipt of any such notice from the Borrower or the Co-Borrower, as applicable, the Foreign Currency Agent shall promptly notify each Revolving Lender thereof.  Each Borrowing of Foreign Currency Loans in a particular Foreign Currency shall be in a minimum amount equal to the Dollar Equivalent of $1,000,000.  On the Borrowing Date, each Revolving

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Lender will make the amount of its pro rata share of each borrowing available to the Foreign Currency Agent at the applicable office specified on the Administrative Schedule, prior to the time specified on the Administrative Schedule for the relevant Foreign Currency, in the relevant Foreign Currency in funds immediately available.  Such borrowing will then be made available to the Borrower or the Co-Borrower, as applicable, in like funds as received by the Foreign Currency Agent, by the Foreign Currency Agent crediting or disbursing the aggregate of the amounts made available to the Foreign Currency Agent by the Revolving Lenders to the account set forth by the Borrower or the Co-Borrower, as applicable, in the applicable borrowing notice.

(c)

On the Restatement Date, all Existing Revolving Loans shall be deemed repaid and (i) such portion thereof that were ABR Loans shall be reborrowed as ABR Loans by the applicable Borrower, such portion thereof that were Eurodollar Loans shall be reborrowed as Eurodollar Loans by the applicable Borrower and such portion thereof that were Eurocurrency Loans shall be reborrowed as Eurocurrency Loans by the applicable Borrower (it being understood that for each tranche of Existing Revolving Loans that were Eurodollar Loans or Eurocurrency Loans, (x) the initial Interest Period for the relevant reborrowed Loans shall equal the remaining length of the Interest Period for such tranche and (y) the Eurodollar Rate or Eurocurrency Rate, as applicable, for the relevant reborrowed Loans during such initial Interest Period shall be the Eurodollar Rate or Eurocurrency Rate, as applicable, for such tranche immediately prior to the Restatement Date) and (ii) each such reborrowed Revolving Loan shall be deemed made in the same currency as the relevant Existing Revolving Loan. Any Revolving Lenders that are not Existing Revolving Lenders (and any Existing Revolving Lenders with Revolving Commitments as of the Restatement Date that are greater than their Existing Revolving Commitments) shall advance funds (in the relevant currency) to the Administrative Agent no later than 3:00 P.M., New York City time on the Restatement Date as shall be required to repay the Revolving Loans of Existing Revolving Lenders such that each Revolving Lender’s share of outstanding Revolving Loans denominated in a particular currency on the Restatement Date is equal to its Revolving Percentage of the total outstanding principal amount of the Revolving Loans denominated in such currency.

2.6	Swingline Commitment

.  (a)  Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower and/or the Co-Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans in Dollars (“Swingline Loans”) to the Borrower and/or the Co-Borrower, as the case may be; provided that (i) any Swingline Loan shall be made in the sole and absolute discretion of the Swingline Lender, (ii) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (iii) the Borrower and the Co-Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero and (iv) the sum of (x) the Swingline Exposure of such Swingline Lender (in its capacity as a Swingline Lender and a Revolving Lender), (y) the aggregate principal amount of outstanding Revolving Loans (including the Dollar Equivalent of any Foreign Currency Loans) made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) such Lender’s Revolving Percentage of the L/C Obligations then outstanding (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect.  During the Revolving Commitment Period, the Borrower and the Co-Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)	The Borrower or the Co-Borrower, as applicable, shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving

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Termination Date and the date that is five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower and the Co-Borrower shall repay all Swingline Loans then outstanding.

2.7	Procedure for Swingline Borrowing; Refunding of Swingline Loans

.  (a)  Whenever the Borrower or the Co-Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period).  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall, in its sole and absolute discretion, make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower or the Co-Borrower, as applicable, on such Borrowing Date by depositing such proceeds in the account of the Borrower or the Co-Borrower, as applicable, with the Administrative Agent on such Borrowing Date in immediately available funds.

(b)

The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower and the Co-Borrower (each of which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  Upon notification by the Administrative Agent, each of the Borrower and the Co-Borrower agrees to authorize the Swingline Lender to charge the accounts of the Borrower or the Co-Borrower, as applicable, with the Administrative Agent indicated by the Borrower or the Co-Borrower, as applicable, up to the amount available in each such account, in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)

If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or the Co-Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)

Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its

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Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)

Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender, the Borrower or the Co-Borrower may have against the Swingline Lender, the Borrower, the Co-Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or the Co-Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8	Commitment Fees, etc.

  (a)  The Borrower and the Co-Borrower agree to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee for the period from and including the Restatement Date to the date the Revolving Commitments terminate, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Restatement Date.

(b)

The Borrower and the Co-Borrower agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9	Termination or Reduction of Revolving Commitments

.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10	Illegality

.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to any Additional Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to any Additional Borrower, then, upon written notice by such Lender (each such Lender providing such notice, an “Impacted Lender”) to the Borrower and the Administrative Agent:

(a)

the obligations of the Lenders hereunder to make extensions of credit to such Additional Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Borrower and the Administrative Agent in writing that it is no longer unlawful for such Lender to issue, make,

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maintain, fund or charge interest with respect to any extension of credit to such Additional Borrower or (y) to the extent required by law, cancelled;
(b)

if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Loan to such Additional Borrower, such Additional Borrower shall repay (or at its option and to the extent permitted by law, assign to the Borrower) (x) all outstanding ABR Loans made to such Additional Borrower within three Business Days or such earlier period as required by law and (y) all outstanding Eurodollar Loans and Eurocurrency Loans made to such Additional Borrower on the last day of the then current Interest Periods with respect to such Eurodollar Loans or Eurocurrency Loans, as applicable, or within such earlier period as required by law; and

(c)

if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Additional Borrower, such Additional Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.

2.11	Prepayments and Commitment Reductions

.  (a)  The Borrower and the Co-Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans and no later than the time set forth thereof for the relevant Foreign Currency on the Administrative Schedule, in the case of Foreign Currency Loans, which notice shall specify the date and amount of prepayment, the Loans to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans or Foreign Currency Loans (and, with respect to Foreign Currency Loans, the Foreign Currency in which such Loans are denominated); provided, that if a Eurodollar Loan or a Foreign Currency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower or the Co-Borrower, as applicable, shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Loans (other than Foreign Currency Loans) shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.  Partial prepayments of Foreign Currency Loans shall be in a minimum amount as set forth for the relevant Foreign Currency on the Administrative Schedule.  Each prepayment of Term Loans made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans in the manner specified by the Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b)

If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within ten (10) Business Days after the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d).

(c)

If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in excess of $7,500,000 in the aggregate in any fiscal year then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within ten (10) Business Days after such date toward the prepayment of the Term Loans as set forth in Section

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2.11(d); provided, that, notwithstanding the foregoing, (i) no prepayment under this Section 2.11(c) shall be required to the extent that, prior to or after giving effect to the prepayment, the Senior Secured Leverage Ratio, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of the date of, and after giving effect to, such prepayment, is less than 2.75 to 1.0; (ii) within ten (10) Business Days after Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.11(d); and (iii) in the event Borrower changes its fiscal year, the measurement period for the $7,500,000 threshold shall be the trailing twelve month period ending immediately prior to the commencement of the new fiscal year, and thereafter such new fiscal year, but in no event will Net Cash Proceeds received prior to the Restatement Date be counted against the $7,500,000 threshold.

(d)

Amounts to be applied in connection with prepayments made pursuant to Section 2.11(b) or (c) shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment pursuant to Section 2.11(b) or (c) shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under Section 2.11(b) or (c) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)

If, on any Calculation Date, (i) the aggregate Dollar Equivalents of the outstanding principal amounts of Foreign Currency Loans exceeds an amount equal to 105% of the Foreign Currency Sublimit, the Borrower and the Co-Borrower shall, without notice or demand, immediately repay such of the outstanding Foreign Currency Loans in an aggregate principal amount such that, after giving effect thereto, the aggregate Dollar Equivalents of the outstanding principal amounts of Foreign Currency Loans does not exceed the Foreign Currency Sublimit or (ii) the Total Revolving Extensions of Credit exceed the Total Revolving Commitments, and the Total Revolving Extensions of Credit exceed the Total Revolving Commitments for four consecutive Business Days thereafter, then on such fourth Business Day thereafter, the Borrower and the Co-Borrower shall, without notice or demand, immediately repay such of the outstanding Revolving Extensions of Credit in an aggregate principal amount such that, after giving effect thereto, the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments.

2.12	Conversion and Continuation Options

.  (a)  The Borrower or the Co-Borrower, as applicable, may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower or the Co-Borrower, as applicable, may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)

Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower or the Co-Borrower, as applicable, giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility

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Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower or the Co-Borrower, as applicable, shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13	Limitations on Eurodollar Tranches

.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.  There shall be no more than three Foreign Currency Tranches outstanding in any single Foreign Currency at any time.

2.14	Interest Rates and Payment Dates

.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)	Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)

Each Foreign Currency Loan shall bear interest at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin applicable to Eurodollar Loans under the Revolving Facility.

(d)

(i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or (x) in the case of Foreign Currency Loans, the rate then applicable to such Loans plus 2% and (y) in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e)	Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this Section shall be payable from time to time on demand.
2.15	Computation of Interest and Fees

.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and interest computed on Foreign Currency Loans made in Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate or a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening

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of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)

Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower, the Co-Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a) or Section 2.14(c).

2.16	Inability to Determine Interest Rate

.  (a) ~~If~~Subject to clauses (b), (c), (d) and (e) of this Section 2.16, if prior to the first day of any Interest Period:

(i)

the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower and the Co-Borrower in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means (including by means of an Interpolated Rate or Dollar Interpolated Rate) do not exist for ascertaining the Eurodollar Rate or the Eurocurrency Rate, as the case may be, (including because the applicable Screen Rate is not available or published on a current basis) for such Interest Period~~,~~; or

(ii)

the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate or the Eurocurrency Rate, as the case may be, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) in respect of Eurodollar Loans, (1) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (2) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (3) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (y) in respect of Foreign Currency Loans, (1) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall not be made and (2) any outstanding Foreign Currency Loans shall be due and payable on the last day of the then-current Interest Period.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility or Foreign Currency Loans, as the case may be, shall be made or continued as such, nor shall the Borrower or the Co-Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

~~(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor or the administrator of the Applicable Screen Rate or a Screen Rate, as the case may be, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Applicable Screen Rate or a Screen Rate, as the case may be, shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall use good faith commercially reasonable efforts to establish an alternate rate of interest to the Eurodollar Base Rate and Eurodollar Rate or Eurocurrency Base Rate and Eurocurrency Rate, as applicable, that gives due consideration to the then prevailing market convention for determining~~

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~~a rate of interest for syndicated loans in the applicable currency in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16(b), only to the extent the Applicable Screen Rate or the applicable Screen Rate, as the case may be, for such Interest Period is not available or published at such time on a current basis), (x) in respect of Eurodollar Loans, (1) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (2) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (3) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (y) in respect of Foreign Currency Loans, (1) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall not be made and (2) any outstanding Foreign Currency Loans shall be due and payable on the last day of the then-current Interest Period.~~

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate or the Eurocurrency Rate, as applicable, with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of Eurodollar Rate or Eurocurrency Rate, as applicable, with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.  For the avoidance of doubt, notwithstanding anything to the contrary herein or in any other Loan Document, Administrative Agent, Borrower and the Required Lenders may amend this Section 2.16 and the definitions referenced in this Section 2.16, to adopt the recommendations of the Relevant Governmental Body with respect to the so-called “hardwired approach” to the selection of an alternative benchmark rate to replace the Eurodollar Rate or Eurocurrency Rate, as the case may be.

(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable,  (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.

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Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16 (or the definitions referenced in Section 2.16).

(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) any requested Borrowing to be denominated in U.S. dollars shall be made as an ABR Borrowing.

2.17	Pro Rata Treatment and Payments

.  (a)  Each borrowing by the Borrower or the Co-Borrower from the Lenders hereunder, each payment by the Borrower or the Co-Borrower on account of any commitment fee, any participation fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)

Each payment (including each prepayment) by the Borrower or the Co-Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the then remaining principal amounts thereof.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)

Each payment (including each prepayment) by the Borrower or the Co-Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)	[Reserved].
(e)

All payments (including prepayments) to be made by the Borrower or the Co-Borrower hereunder, whether on account of principal, interest, fees or otherwise (other than in respect of the principal or interest on, or the fronting fee with respect to, the Foreign Currency Loans), shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  All payments (including prepayments) to be made by the Borrower or the Co-Borrower hereunder on account of principal or interest on, or the fronting fee with respect to, the Foreign Currency Loans shall be made in the relevant Foreign Currency, without setoff and counterclaim and shall be made on the due date thereof to the Foreign Currency Agent, for the account of the Revolving Lenders, at the office, and prior to the time for payment for the relevant Foreign Currency, set forth on the Administrative Schedule.  The Administrative Agent or Foreign Currency Agent, as applicable, shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7.  If any payment hereunder (other than payments on the Eurodollar Loans or Foreign Currency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan or a Foreign Currency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of

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any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(f)

Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower or the Co-Borrower, as applicable, a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(g)

Unless the Administrative Agent shall have been notified in writing by the Borrower or the Co-Borrower, as applicable, prior to the date of any payment due to be made by the Borrower or the Co-Borrower hereunder that the Borrower or the Co-Borrower, as applicable, will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower or the Co-Borrower, as applicable, is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower or the Co-Borrower, as applicable, within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower or the Co-Borrower.

(h)

If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.17(e), 2.17(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), (i) apply any amounts thereafter received by the Administrative Agent, the Swingline Lender or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18	Requirements of Law

.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Restatement Date:

(i)

shall subject any Lender or Issuing Lender to any Taxes (other than (A) Non-Excluded Taxes, (B) Other Taxes and (C) Excluded Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

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(ii)

shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or the Eurocurrency Rate; or

(iii)	shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender or Issuing Lender), by an amount that such Lender (or, in the case of (i), to such Lender or Issuing Lender), deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or, in the case of (i), any Loans) or Foreign Currency Loans or issuing or participating in Letters of Credit (or, in the case of (i) above, of making any Loan), or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender (or, in the case of (i), to such Lender or Issuing Lender), upon its demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), to such Lender or Issuing Lender) for such increased cost or reduced amount receivable; provided, however, that any such additional amounts payable under this Section 2.18 shall be without duplication of amounts to which such Lender may be entitled under Section 2.19.  If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)

If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application of the foregoing or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Restatement Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)

Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

(d)

If by reason of any change in a Requirement of Law subsequent to the Restatement Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Foreign Currency Loans in any relevant Foreign Currency or the funding of any Foreign Currency Loan in any relevant Foreign Currency to an office located other than in New York shall be impossible or, in the reasonable judgment of the Administrative Agent, such Foreign Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, at the election of the Administrative Agent, no Foreign Currency Loans

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in the relevant Foreign Currency shall be made or any Foreign Currency Loan in the relevant Foreign Currency shall be made to an office of the Administrative Agent located in New York, as the case may be.

(e)

If payment in respect of any Foreign Currency Loan shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law subsequent to the Restatement Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, such Foreign Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, at the election of any affected Lender, the Borrower or the Co-Borrower, as applicable, shall make payment of such Foreign Currency Loan in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York, and shall indemnify such Lender against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment or (ii) if any Foreign Currency in which Loans are outstanding is redenominated then, at the election of any affected Lender, such affected Loans and all obligations of the Borrower and the Co-Borrower in respect thereof shall be converted into obligations in Dollars (based upon the Exchange Rate in effect on such date, as determined by the Administrative Agent in accordance with the terms hereof), and, in each case, the Borrower and the Co-Borrower shall jointly and severally indemnify the Lenders against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(f)

Each Lender and the Administrative Agent agrees that (i) any claim made by a Lender for amounts payable under Section 2.18 (a) or (b) (including in connection with Section 2.18(c)) or Section 2.18(e) shall be made in good faith in a manner generally consistent with such Lender’s standard practice and (ii) in the event any of the circumstances of the type described in this Section 2.18(c), it shall allocate such additional amounts among its customers in good faith and on a non-discriminatory basis. Each Lender further agrees to give prompt notice to the Borrower of its intention to assert a claim against the Borrower under this Section 2.18 after any adoption or change in any Requirement of Law or other event of which Lender becomes aware. A certificate as to any additional amounts payable pursuant to Section 2.18(a) or (b) setting forth the basis and manner of calculation for requesting such additional amounts to the extent reasonably practicable, submitted by the affected Lender to the Borrower (with a copy to the Administrative Agent), shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, and if such Lender notifies the Borrower of such circumstances within 180 days after such circumstances arise, then such 180-day period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19	Taxes

.  (a)  All payments made by or on account of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future Taxes, unless required by applicable law.  If any Taxes that are not (i) net income Taxes, franchise Taxes (imposed in lieu of net income Taxes) or branch profits Taxes imposed on the Administrative Agent or any Lender as a result of such Administrative Agent or Lender being organized or formed under the laws of, or maintaining a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than

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any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) or (ii) in the case of a Non-U.S. Lender, any United States federal withholding Taxes resulting from FATCA (including any regulations or official interpretations thereof issued with respect thereto) (the items of clauses (i) and (ii) are referred to herein individually and collectively as “Excluded Taxes,” and any other Taxes imposed with respect to amounts payable hereunder “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased by the applicable Loan Party to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided, however, that the applicable Loan Party shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraphs (e) or (h) of this Section 2.19 or (ii) that are United States withholding Taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (including, for the avoidance of doubt, at or upon the closing of this Agreement) (other than an Assignee pursuant to a request by the Borrower under Section 2.22(b)), except to the extent that such Lender’s assignor was entitled, at the time of assignment, to receive additional amounts (taking into account the portion of the Loan so assigned) from the applicable Loan Party with respect to such Non-Excluded Taxes pursuant to this Section 2.19.

(b)	In addition, the applicable Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)

Whenever any Non-Excluded Taxes or Other Taxes are payable by an applicable Loan Party, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of an official receipt (or certified copy thereof) received by the applicable Loan Party showing payment thereof.  If (i) the applicable Loan Party fails to pay any Non-Excluded Taxes or Other Taxes for which it is obligated to pay pursuant to this Section 2.19 when due to the appropriate taxing authority, (ii) the applicable Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence, or (iii) any Non-Excluded Taxes or Other Taxes on any payments under this Agreement are imposed directly upon the Administrative Agent or any Lender, the Borrower and the Co-Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a direct result of the applicable Loan Party’s failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).  The indemnification payment under this Section 2.19(c) shall be made within 10 days after the date the Administrative Agent or such Lender (as the case may be) makes a written demand therefor.

(d)

Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith; provided, however, that a Lender shall not be required to indemnify the Administrative Agent to the extent the Administrative Agent has been reimbursed by a Loan Party for such amounts. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

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(e)

Except as otherwise provided below, any Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) that is entitled to an exemption from, or reduction of, any applicable U.S. federal withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  The completion, execution and submission of such documentation (other than such documentation set forth below in this Section 2.19(e)) shall not be required if in the Non-U.S. Lender’s reasonable and good faith judgment such completion, execution or submission would subject such Non-U.S. Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Notwithstanding the previous two sentences, each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of either U.S. Internal Revenue Service (“IRS”) Form W-8BEN-E (or W-8BEN, if applicable), Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit H and the IRS Form W-8BEN-E (or W-8BEN, if applicable), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.  Such forms or other items described in the preceding sentences shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  If a payment made to a Lender under this Agreement would not be subject (in whole or in part) to U.S. federal withholding tax imposed by FATCA if such Lender were to comply with the applicable reporting or disclosure requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation or certifications prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation or certifications reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations to withhold or report under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from such payment.  Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form, certificate or other item to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower or the Co-Borrower makes a payment under this Agreement, or any treaty applicable to such jurisdiction, shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.   Notwithstanding any other provision of this Section 2.19(e), a Lender shall not be required to deliver any form or other item pursuant to this Section 2.19(e) that such Lender is not legally able to deliver.

(f)

If the Administrative Agent or any Lender determines in its sole discretion, exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes for which it has been indemnified by a Loan Party or with respect to any other amounts paid by a Loan Party as additional amounts pursuant to this Section 2.19, it shall pay over to the applicable Loan Party an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Loan Party under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the applicable Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required by applicable law to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)

The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder; provided, however, with respect to any indemnification or additional payment obligations required of the Borrower or the Co-Borrower as set forth under this Section 2.19, such obligations shall survive the termination of this Agreement only for so long as the relevant statute of limitations period relating to the Taxes to which such obligations relate remains open after such termination.

(h)

To the extent reasonably requested by the Borrower or the Administrative Agent, each Lender (or Participant) that is not a Non-U.S. Lender shall upon or prior to becoming a Lender (or a Participant) pursuant to this Agreement provide the Borrower and Administrative Agent with two duly completed originals of IRS Form W-9 or any successor form thereto.  In addition, each such Lender (or Participant) shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered pursuant to this Section 2.19(h).

(i)

For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)	For purposes of this Section 2.19, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.
2.20	Indemnity

.  Each of the Borrower and the Co-Borrower agrees, jointly and severally, to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower or the Co-Borrower in making a borrowing of, conversion into, conversion from or continuation of Eurodollar Loans or Foreign Currency Loans after the Borrower or the Co-Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower or the Co-Borrower in making any prepayment of Eurodollar Loans or Foreign Currency Loans after the Borrower or the Co-Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the

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making of a prepayment of Eurodollar Loans or Foreign Currency Loans or replacement of a Lender in accordance with Section 2.22(b), in each case on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  Notwithstanding anything to the contrary in this Section, the Borrower and the Co-Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21	Change of Lending Office

.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the Co-Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22	Replacement of Lenders

.  (a)  If any Lender requests compensation under Section 2.18, or if the Borrower or the Co-Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19(a), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19(a), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower and the Co-Borrower hereby agree, jointly and severally, to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)

If any Lender requests compensation under Section 2.18, or if the Borrower or the Co-Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19(a), or if any Lender becomes a Defaulting Lender or if any Lender shall not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing

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Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19(a), such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23	Defaulting Lenders

.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a)	fees shall cease to accrue pursuant to Section 2.8 with respect to the Commitment of such Defaulting Lender;
(b)

the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)	if any Swingline Loans or L/C Obligations are outstanding at the time such Lender becomes a Defaulting Lender then:
(i)

all or any part of the Swingline Loans and L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Loans and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) no Default or Event of Default exists at such time;

(ii)

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Loans and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s and the Co-Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in the last paragraph of Section 8 for so long as the circumstances giving rise to such obligation to provide such cash collateral remain relevant;

(iii)

if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

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(iv)

if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)

if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations that have not been reallocated or cash collateralized shall be payable to the Issuing Lender until and to the extent that such L/C Obligations are reallocated and/or cash collateralized.

(d)

so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Revolving Lender shall occur following the Restatement Date and for so long as such event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Loans and L/C Obligations of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans (other than Swingline Loans) of other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24	Incremental Facility

.  (a)  The Borrower and the Co-Borrower may, by written notice to the Administrative Agent from time to time request Incremental Term Loans and/or Incremental Revolving Commitments in an aggregate amount not to exceed the Incremental Amount at such time from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Commitments, as the case may be, in their own discretion; provided, that no Lender will be required to participate in any Incremental Facility without its consent and each Incremental Term Lender and/or Incremental Revolving Lender, if not already a Lender hereunder, shall be subject to the approval (which approval shall not be unreasonably withheld or delayed) of the Administrative Agent (solely to the extent the Administrative Agent’s consent would otherwise be required for an assignment to such Incremental Term Lender or Incremental Revolving Lender, as applicable, in accordance with Section 10.6 hereof) and, in the case of Incremental Revolving Lenders only, the Issuing Lender.  Such notice shall set forth (i) the amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested (which shall be (1) with respect to Incremental Term Loans, in minimum increments of $10,000,000, (2) with respect to Incremental Revolving Commitments, in minimum increments of $5,000,000 or (3) equal

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to the remaining Incremental Amount at such time), (ii) the date, which shall be a Business Day, on which such Incremental Term Loans are requested to be made and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”) pursuant to an Incremental Facility Activation Notice, (iii) in the case of Incremental Term Loans, whether such Incremental Term Loans are to be on the same terms as the outstanding Term Loans or with terms different from the outstanding Term Loans, (iv) the use of proceeds for such Incremental Term Loan and/or Incremental Revolving Commitment and (v) pro forma financial calculations demonstrating compliance with the requirements under clause (iii) of Section 2.24(c).

(b)

The Borrower, the Co-Borrower and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loans of such Incremental Term Lender and/or Incremental Revolving Commitment of such Incremental Revolving Lender.  If at the time of any Incremental Revolving Commitments the Revolving Commitments are still in effect, the Incremental Revolving Commitment shall be on terms and pursuant to documentation applicable to the Revolving Commitments.  Each Incremental Assumption Agreement relating to Incremental Term Loans shall specify the terms of the Incremental Term Loans to be made thereunder (including any “most favored nation” pricing provisions applicable to such Incremental Term Loans); provided that (i) the maturity date of any Incremental Term Loan shall be no earlier than the maturity date for the existing Term Loans, (ii) the weighted average life to maturity of any Incremental Term Loan shall be no shorter than the remaining weighted average life to maturity of the existing Term Loans (other than as necessary, if applicable, to make such Incremental Term Loan fungible with the existing Term Loans), (iii) if the total yield in respect of any Incremental Term Loans that would be considered tranche A term loans under then-existing customary market convention exceeds the total yield for the existing Term Loans by more than ½ of 1% (it being understood that any such excess may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the existing Term Loans shall be increased so that the total yield in respect of such Incremental Term Loans is no more than ½ of 1% higher than the total yield for the existing Term Loans; provided that, in determining the interest rate margins applicable to any Incremental Term Loans and the existing Term Loans (x) any OID and upfront fees (which shall be deemed to constitute like amounts of OID) but excluding any arrangement, underwriting or similar fee paid to the Administrative Agent or the arrangers under any Incremental Term Loans and the existing Term Loans in the initial primary syndication thereof shall be included and equated to interest rate and (y) the excess of any Eurodollar Rate “floor” over three-month Eurodollar Rate and the excess of any ABR “floor” over the ABR, in each case without duplication as of the date of drawing of such Incremental Term Loans (disregarding such “floors” in determining the three-month Eurodollar Rate and ABR on such date), shall be equated to interest margin on the Incremental Term Loans, (iv) the Incremental Term Loans will rank pari passu in right of payment and security with the existing Term Loans, (v) the Incremental Term Loans shall share ratably in any optional or mandatory prepayments of the Term Facility unless the lenders with respect to the applicable Incremental Term Loans and the Borrower agree to a less than ratable share of such prepayments and (vi) to the extent the terms or documentation for Incremental Term Loans are not consistent with the terms of the existing Term Loans (except to the extent permitted by the foregoing clauses (i) through (iii) and clause (v)) they shall be reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans and/or Incremental Revolving Commitments evidenced thereby.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the

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Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto without their consent.
(c)

Notwithstanding the foregoing, no Incremental Term Loan may be made and no Incremental Revolving Commitment shall become effective under this Section 2.24 unless (i) on the date on which such Loan is made or the date of such effectiveness and after giving effect to the Incremental Term Loans and/or Incremental Revolving Loans requested to be made on such date, the conditions set forth in Section 5.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received board resolutions and other closing certificates and documentation as may be required by the relevant Incremental Assumption Agreement which, to the extent required, shall be consistent with the related documentation delivered on the Restatement Date and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bring downs) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Incremental Revolving Loans are secured by the Collateral ratably with the existing Term Loans and Revolving Loans, and (iii) the Borrower and its Subsidiaries would be in compliance on a pro forma basis with the financial covenants set forth in Section 7.1 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, after giving effect to such Incremental Term Loans and/or Loans to be made as of such date under the Incremental Revolving Commitment (and assuming such Incremental Revolving Commitments are fully drawn) and the application of the proceeds therefrom as if made and applied on such date; provided that in the case of any Incremental Term Loans the proceeds of which shall be used to consummate an acquisition permitted by this Agreement for which the Borrower has determined, in good faith, that limited conditionality with respect to financing is required (any such acquisition, a “Limited Conditionality Acquisition”), in lieu of satisfying clauses (i) and (iii) above, such Incremental Term Loans may be made if (x) as of the date of entry into the definitive documentation in respect of such Limited Conditionality Acquisition (the “Limited Conditionality Acquisition Agreement”), (1) no Default or Event of Default shall have occurred and be continuing or would arise after giving effect thereto, (2) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date and (3) the Borrower and its Subsidiaries would be in compliance on a pro forma basis with the financial covenants set forth in Section 7.1 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, after giving effect to such Incremental Term Loans and any Incremental Revolving Commitment to be made on the applicable Increased Amount Date (and assuming any such Incremental Revolving Commitments are fully drawn) and the application of the proceeds therefrom as if made and applied on such date and (y) as of the applicable Increased Amount Date, (1) no Event of Default under Section 8(a) or (f) shall have occurred and be continuing and (2) the representations and warranties of each Loan Party set forth in the Loan Documents that are those customarily made in connection with acquisition financings (as determined by the Borrower and the Lenders in respect of such Incremental Term Loans) shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date.

(d)

Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans and/or Incremental Revolving Loans, when originally made, are included in each borrowing of outstanding Term Loans or Revolving Loans on a pro rata basis, that each Incremental Term Lender and each Incremental Revolving Lender shall be included in the definitions of Required Lenders and Majority Facility Lenders, and the Borrower agrees that Section 2.12 shall apply to any conversion of Eurodollar Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.  For the avoidance of doubt, it is understood that the Revolving Facility shall be increased in an amount equal to the aggregate Incremental Revolving Commitments.

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2.25	Foreign Exchange Rate

.  (a)  No later than 1:00 P.M. (New York City time) on each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each applicable non-Dollar currency, provided that, upon receipt of a borrowing notice pursuant to Section 2.5(b), the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.4(b) with respect to such borrowing notice).  The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.17 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and any non-Dollar currency.

(b)

No later than 5:00 P.M. (New York City time) on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of (i) the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date) and (ii) the L/C Obligations denominated in any Acceptable Currency then outstanding.

(c)	The Administrative Agent shall promptly notify the Borrower of each determination of an Exchange Rate hereunder.
2.26

Joint and Several Liability of Borrowers. Each of the Borrower and the Co-Borrower hereby acknowledges and agrees that they are co-borrowers with respect to, and have joint and several liability on, the Loans and Reimbursement Obligations and other Obligations, subject only to the limitations of Section 2.1 of the Guarantee and Collateral Agreement.  Each of the Borrower’s and the Co-Borrower’s joint and several liability as co-borrowers hereunder shall not in any manner be impaired or affected by who receives or uses the proceeds of the Loans, or the Letters of Credit, or for what purposes such proceeds are used, and each of the Borrower and the Co-Borrower waives notice of requests for extensions of credit issued by, and the Loans and Letters of Credit made to or for the account of, any other borrower.  In furtherance thereof, each of the Borrowers agrees that wherever in this Agreement it is provided that the Borrower or the Co-Borrower is liable for a payment such obligation is the joint and several obligation of each of the Borrower and the Co-Borrower.  Each of the Borrowers, to the fullest extent permitted by applicable law, hereby expressly waives and surrenders any defense to its joint and several liability on the Loans, Reimbursement Obligations or other Obligations.

2.27

Borrower Representative. Each of the Borrower and the Co-Borrower hereby irrevocably appoints and designates the Borrower (the “Borrower Representative”) as its representative and agent for all purposes under this Agreement and the other Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Lenders, the Issuing Lender and/or the Agents.  The Borrower Representative hereby irrevocably accepts such appointment.  Each of the Lenders, the Issuing Lender and the Agents shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Representative on behalf of the Borrower

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and/or the Co-Borrower.  Each of the Lenders, the Issuing Lender and/or the Agents may give any notice or communication to the Borrowers (or any one or more of them) hereunder to the Borrower Representative on behalf of the Borrowers (or any one of them).  Each of the Lenders, the Issuing Lender and/or the Agents shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Loan Documents.  Each of the Borrower and the Co-Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it.

SECTION 3.Letters of Credit

3.1	L/C Commitment

.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower and the Co-Borrower, as the case may be, on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the aggregate outstanding amount of Letters of Credit issued by it would exceed $10,000,000.  Each Letter of Credit shall (i) be denominated in Dollars or another Acceptable Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that (1) any Letter of Credit may have an expiry date later than the date referred to in clause (y) above if no later than the 30th day prior to the Revolving Termination Date (or for any Letters of Credit issued after such date, the date of issuance), the Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit and (2) any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above (or, as long as the requirements under clause (1) are satisfied, the first anniversary of the Revolving Termination Date)).

(b)

The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c)

The parties hereto agree that the Existing Letters of Credit will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder issued hereunder on the Restatement Date for the account of the Borrower.  Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Obligations, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in Section 3.4.

3.2	Procedure for Issuance of Letter of Credit

.  The Borrower and the Co-Borrower, as the case may be, may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any

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Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information reasonably relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3	Fees and Other Charges

.  (a)  The Borrower and the Co-Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the face amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)

In addition to the foregoing fees, the Borrower and the Co-Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4	L/C Participations

.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower or the Co-Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned).  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower, the Co-Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or the Co-Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Co-Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)

If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average NYFRB Rate during the period from and

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including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)

Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower, the Co-Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5	Reimbursement Obligation of the Borrower and the Co-Borrower

.  If any draft is paid under any Letter of Credit, the Borrower or the Co-Borrower, as applicable, shall reimburse the Issuing Lender for the amount of the draft so paid not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower, receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Notwithstanding the foregoing, the Borrower or the Co-Borrower, as applicable, may, subject to the conditions to borrowing set forth herein, request in accordance with this Agreement that such payment be financed with a Revolving Loan that is an ABR Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the obligation of the Borrower or the Co-Borrower, as applicable, to make such payment shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan, as applicable.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(d).  The Borrower shall promptly reimburse Issuing Lender for any taxes, fees, charges or other reasonable out-of-pocket costs or expenses incurred by the Issuing Lender in connection with the payment of a draft under a Letter of Credit which are then invoiced and supported in reasonable detail.

3.6	Obligations Absolute

.  The obligations of each of the Borrower and the Co-Borrower under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or the Co-Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  Each of the Borrower and the Co-Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Reimbursement Obligations of the Borrower and the Co-Borrower under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower or the Co-Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower or the Co-Borrower against any beneficiary of such Letter of Credit or any such transferee; provided that the foregoing shall not be construed to excuse the Issuing Lender from

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liability to the Borrower or the Co-Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and the Co-Borrower to the extent permitted by applicable law) suffered by the Borrower or the Co-Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  Each of the Borrower and the Co-Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and the Co-Borrower and shall not result in any liability of the Issuing Lender to the Borrower or the Co-Borrower.

3.7	Letter of Credit Payments

.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower and the Co-Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8	Applications

.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9	Cash Collateralization

.  If on any date the L/C Obligations exceeds the L/C Commitment, then the Borrower shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.

3.10	Currency Adjustments

.  (a)  Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in a currency other than Dollars into an amount of Dollars based upon the Exchange Rate.

(b)

Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from the L/C Participants pursuant to subsection 3.4 in respect of any Letter of Credit denominated in a currency other than Dollars, the Issuing Lender shall convert the obligation of the Borrower or the Co-Borrower, as applicable, under subsection 3.4 to reimburse the Issuing Lender in such currency into an obligation to reimburse the Issuing Lender in Dollars.  The Dollar amount of the reimbursement obligation of the Borrower, the Co-Borrower and the L/C Participants shall be computed by the Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs, as determined by the Administrative Agent in accordance with the terms hereof.

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SECTION 4.Representations and Warranties

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1	Organization; Powers

.  The Borrower and each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2	Authorization; Enforceability

.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3	Governmental Approvals; No Conflicts

.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or the failure to obtain would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation, the violation of which would reasonably be expected to have a Material Adverse Effect, or the charter, by-laws or other organizational documents of the Borrower or any other applicable Loan Party or any order of any Governmental Authority, the violation of which would reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any other Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Loan Party, except Liens created under the Loan Documents and Liens permitted under Section 7.3.

4.4	Financial Condition

.  The Borrower has heretofore furnished or made available to the Lenders (1) the audited consolidated balance sheet and statements of income, stockholders equity and cash flows of the Borrower as of and for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, certified by its chief financial officer and (2) the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Borrower as of and for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.   Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries, in each case, as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.  Since December 31, 2016, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.  Except as disclosed in the financial statements referred to above or the notes thereto and except as set forth in any periodic filing with the Securities and Exchange Commission by the Borrower, after giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Restatement Date, any material contingent liabilities or material unrealized losses except as evidenced by the Loan Documents.

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4.5	Properties

.  (a)  The Borrower and each other Loan Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except for exceptions to coverage described in a mortgage policy, title insurance or survey accepted by the Administrative Agent, and none of such property is subject to any Lien except as permitted by Section 7.3.

(b)

The Borrower and each other Loan Party owns, is licensed to use, or possesses the right to use all Intellectual Property reasonably necessary to the conduct of its business, and the use thereof by the Borrower and each other Loan Party does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.

4.6	Litigation and Environmental Matters

.  (a)  Except as set forth on Schedule 4.6, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Borrower or any other Loan Party (i) which would reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)

Except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any other Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, (iv) knows of any basis for any Environmental Liability or (v) has failed to properly dispose of all Hazardous Materials.  No Hazardous Materials have been released at any site or facility owned, controlled or operated by any Borrower or any other Loan Party, or by any Borrower or any other Loan Party at any other location, which would reasonably be expected to result in a Material Adverse Effect.

4.7	Compliance with Laws

.  The Borrower and each other Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.8	Investment Company Status

.  Neither the Borrower nor any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.9	Taxes

.  The Borrower and each other Loan Party have timely filed or caused to be filed all material Tax returns and reports required to have been filed and have paid or caused to be paid all material Taxes required to have been paid by it pursuant to such tax returns and reports, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Loan Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.10	ERISA

.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of ASC Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all

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underfunded Plans (based on the assumptions used for purposes of ASC Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

4.11	Disclosure

.  No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement (in each case, other than projections and pro form financial information and information of a general economic or industry specific nature), furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Restatement Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, in the light of the circumstances under with they were made not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time such projections and pro forma financial information are furnished, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

4.12	Subsidiaries

.  As of the Restatement Date, the Borrower has no Subsidiaries other than as set forth on Schedule 4.12.  As of the Restatement Date, the Borrower owns, directly or indirectly, the stated percentage of the issued and outstanding Capital Stock in and to each Subsidiary listed on Schedule 4.12.

4.13	Insurance

.  As of the Restatement Date, all premiums due in respect of all material insurance policies maintained by the Borrower have been paid.

4.14	Labor Matters

.  As of the Restatement Date, there are no strikes, lockouts or slowdowns against the Borrower pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of each Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violation could not reasonably be expected to have a Material Adverse Effect.  All material payments due from the Borrower, or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower except where such non-payment could not reasonably be expected to have a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is bound.

4.15	Solvency

.  Immediately after the consummation of the Transactions to occur on the Restatement Date and immediately following the making of each Loan made on the Restatement Date and after giving effect to the application of the proceeds of such Loans, (a) the assets of the Loan Parties on a consolidated basis, at a “fair valuation”, will exceed the amount of their aggregate “liabilities” “contingent or otherwise”, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of insolvency of debtors; (b) the “present fair saleable value” of the aggregate assets of the Loan Parties on a consolidated basis will be greater than “the amount that will be required to pay the probable liability” of the Loan Parties on their aggregate “existing debts as such debts become absolute and matured”, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the insolvency of debtors; (c) the Loan Parties on

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a consolidated basis will be able to pay their aggregate debts as they become due; and (d) the remaining assets of the Loan Parties on a consolidated basis will not be “unreasonably small” nor constitute “unreasonably small capital” in relation to the business or transactions in which they are engaged or are about to engage as of the Restatement Date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of insolvency of debtors.  For purposes of this Section 4.15, (a) “debt” means liability on a “claim” and (b) “claim” means any (1) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (2) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

4.16	Federal Regulations

. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  No more than 25% of the assets of the Group Members consist of “margin stock” as so defined.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.17	Use of Proceeds

.  The proceeds of the Term Loans and Revolving Loans made on the Restatement Date shall be used to satisfy the condition set forth in Section 5.1(a), for the payment of fees and expenses in connection therewith and in connection with the entry into the Loan Documents and for general corporate purposes.  The proceeds of the Revolving Loans made after the Restatement Date and the Swingline Loans, the Letters of Credit and any Incremental Term Loans shall be used for working capital needs and general corporate purposes (including the financing of Permitted Acquisitions, the refinancing of Indebtedness to the extent not prohibited by Section 7.9, to make permitted Restricted Payments to the extent permitted by Section 7.6 and to make payments of Convertible Securities permitted by Section 7.9).

4.18	Security Documents

.  (~~(a)~~  a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement a security interest in which may be perfected by the filing of a financing statement, when financing statements and filings of short form agreements in respect of registered and applied for intellectual property owned by each Loan Party in appropriate form are filed in the appropriate offices with the requisite fee, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), prior and superior in right to any other Person except (i) with respect to Pledged Stock, nonconsensual Liens arising as a matter of law and (ii) in each other case Liens permitted by Section 7.3.

(b)

Each Mortgage, when executed and delivered, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, and when such Mortgages are filed in the appropriate recording office, each such Mortgage shall constitute a fully perfected Lien on, and security

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interest in, all right, title and interest of the Secured Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3).

4.19	Regulation H

.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.20	Anti-Terrorism Laws

.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other Transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.21	EEA Financial Institutions

.  No Loan Party is an EEA Financial Institution.

SECTION 5.Conditions Precedent

5.1	Conditions to Restatement Date

.  The agreement of each Lender to make the initial extension of credit requested to be made by it on the Restatement Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Restatement Date, of the following conditions precedent:

(a)

Agreement.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower, the Co-Borrower and each Person listed on Schedule 1.1(A) (it being understood that a signature page to the Replacement Facility Amendment shall be deemed execution of this Agreement) and (ii) all Existing Term Loans shall have been replaced with Term Loans hereunder and all Existing Revolving Commitments and Existing Revolving Loans shall have been replaced with Revolving Commitments and Revolving Loans hereunder (and all accrued interest on the Existing Term Loans, Existing Revolving Commitments and Existing Revolving Loans and other amounts outstanding in respect thereof shall have been paid in full).

(b)

Fees.  The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented not less than one business day prior to the Restatement Date.

(c)

Approvals.  All governmental and third party approvals necessary to consummate the Transactions shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Transactions or the financing thereof.

(d)	Projections. The Administrative Agent shall have received projected consolidated statements of income, balance sheets and statements of cash flow for the Borrower

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and its consolidated Subsidiaries, prepared on an annual basis for each fiscal year through the end of the 2022 fiscal year.
(e)

Lien Searches.  The Administrative Agent shall have received the results of a recent bring down lien search in each relevant jurisdiction with respect to the Borrower, the Co-Borrower and the Subsidiary Guarantors, and such search shall reveal no Liens on any of the Collateral except for Liens permitted by Section 7.3 and Liens to be discharged on or prior to the Restatement Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f)

Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Restatement Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(g)	Legal Opinions. (i) The Administrative Agent shall have received the following legal opinions:
i.	the legal opinion of Vedder Price P.C., counsel to the Borrower and its Subsidiaries, in form and substance reasonably acceptable to the Administrative Agent;
ii.	the legal opinion of the general counsel or associate general counsel of the Borrower and its Subsidiaries, in form and substance reasonably acceptable to Administrative Agent; and
iii.	the legal opinion such other special and local counsel as may be reasonably required by the Administrative Agent.
(h)

Pledged Stock; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i)

Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation; provided that, such documents do not include and there shall be no requirement to provide as of the Restatement Date (i) lockbox arrangements or control agreements relating bank or security accounts or (ii) mortgages or other means of perfection or control other than through means of the filing of an initial financing statement under the Uniform Commercial Code or as described in Section 5.1(h).

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(j)

Other Information.  The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement (it being understood that a signature page to the Replacement Facility Amendment shall be deemed execution of this Agreement) shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Restatement Date specifying its objection thereto.

5.2	Conditions to Each Extension of Credit

.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)

Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date.

(b)	No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower or the Co-Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6.Affirmative Covenants

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1	Financial Statements

.  Furnish to the Administrative Agent (for distribution to each Lender):

(a)

as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing;

(b)

as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being

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fairly stated in all material respects (subject to normal year-end audit adjustments and absence of footnotes), and
(c)

simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.1(a) or 6.1(b) above, unaudited financial statements (in substantially the same form as the financial statements delivered pursuant to Sections 6.1(a) and (b) above) prepared on the basis of consolidating the accounts of the Borrower and its consolidated Subsidiaries but treating the Net Smart Joint Venture as if it were not consolidated with the Borrower certified by a Responsible Officer as being fairly stated in all material respects.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.  Notwithstanding the foregoing, with respect to any prior period reporting and reporting required in connection with a change of fiscal year, such reporting shall be prepared in accordance with the applicable SEC reporting requirements.

6.2	Certificates; Other Information

.  Furnish to the Administrative Agent (for distribution to each Lender) (or, in the case of clause (g), to the relevant Lender):

(a)	[Reserved];
(b)

concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property acquired by any Loan Party and which is applied for or registered with the U.S. Patent and Trademark Office, U.S. Copyright Office or analogous office of a foreign jurisdiction and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Restatement Date);

(c)

as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2018), (i) a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”) and (ii) a detailed consolidating budget for the following fiscal year, prepared in the same form as the Projections delivered pursuant to clause (i) above and prepared on the basis of consolidating the accounts of the Borrower and its consolidated Subsidiaries but treating the Net Smart Joint Venture as if it were not consolidated with the Borrower;

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(d)	[reserved];
(e)

except to the extent made publicly available, within 5 Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within 5 Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(f)

promptly following receipt thereof, copies of (i) any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Plan and (ii) any documents described in Section 101 (k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (iii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(g)	promptly, such additional financial and other information as any Lender may from time to time reasonably request.
6.3	Payment of Taxes

.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Tax obligations, except where the amount or validity thereof is being or will be timely contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4	Maintenance of Existence; Compliance

.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, in each case material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.4 or any sale, transfer or disposition permitted under Section 7.5; provided, further, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

6.5	Maintenance of Property; Insurance

.  (a)  Keep and maintain all property material to the conduct of its business in good working order and condition, casualty and ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations; provided, however, that the Borrower and its Subsidiaries may self-insure to the extent it determines in its good faith reasonable business judgment that such insurance is consistent with prudent business practices.  Unless required by applicable laws, neither the Borrower nor any Loan Party shall be required to maintain worker’s compensation insurance so long as the Borrower or such Loan Party maintains non-subscriber employer’s liability insurance in such amounts (with no greater risk retention)

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as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent or any Lender, information in reasonable detail as to the insurance so maintained.

(b)

With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Loan Party (i) will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of the Loan Party ceases to be financially sound and reputable after the Restatement Date, in which case, the Borrower shall use commercially reasonable efforts to replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent, will deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.

6.6	Compliance with Laws

.  Comply, and cause each other Loan Party to comply, with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.7	Inspection of Property; Books and Records; Discussions

.  Keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or by any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided, that representatives of the Borrower shall have the opportunity to be present at any meeting with its independent accountants, all at such reasonable times and as often as reasonably requested; provided, further, that unless (x) a Default has occurred and is continuing or (y) the Administrative Agent reasonably believes an event has occurred that has a Material Adverse Effect, (i) the Lenders shall coordinate the timing of their inspections with the Administrative Agent and provide reasonable notice thereof, (ii) such inspections shall be limited to once during any calendar year for the Administrative Agent and each other Lender and (iii) neither the Borrower nor any of its Subsidiaries shall be required to pay or reimburse any costs and expenses incurred by any Lender (other than the Administrative Agent) in connection with the exercise of such rights.

6.8	Notices

.  Promptly after obtaining knowledge thereof give notice to the Administrative Agent of:

(a)	the occurrence of any Default or Event of Default;
(b)

the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any other Group Member that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

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(c)	an ERISA Event, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof; and
(d)	any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9	Environmental Laws

.  (a)  Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in each case where such failure to comply or maintain would not reasonably be expected to result in a Material Adverse Effect.

(b)

Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to so conduct, complete or comply would not reasonably be expected to have a Material Adverse Effect.

6.10	Additional Collateral, etc.

  (a)  With respect to any property having a value of at least $5,000,000 acquired after the Restatement Date by any Group Member (other than (1) Excluded Property, (2) any property described in paragraph (b), (c) or (d) below, (3) any property subject to a Lien expressly permitted by Section 7.3(m) and (4) property acquired by any Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien (except to the extent such property is not required to be subject to a perfected Lien under the terms of the Security Documents due to an explicit exception or applicable threshold amount thereunder), the Borrower shall notify Administrative Agent within the time period specified by the Security Documents or, if no such time period is specified, the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property (subject to any Lien permitted pursuant to Section 7.3), including the filing of appropriate Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)

With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Restatement Date by any Group Member (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(m) or (p) and (y) Excluded Property), promptly (i) execute and deliver a first priority Mortgage (subject to any Lien permitted pursuant to Section 7.3), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate

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and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) deliver notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Group Member relating thereto, together with evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form, substance and amount reasonably satisfactory to the Administrative Agent and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Loan Party after the Restatement Date until the date that is 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination(s) with respect to the Mortgaged Property and related documents with respect to the Mortgaged Property reasonably requested by any Lender; (ii) if such real property is located in a “special flood hazard area”, a notification to the Borrower and, if applicable, other Loan Party of that fact and notification to the Borrower and, if applicable, other Loan Party stating whether flood insurance coverage is available, and evidence that the Borrower or, if applicable, other Loan Party to which a notice was sent, has signed and returned the notice; and (iii) if such notice is required to be provided to the Borrower or any other Loan Party and flood insurance is available in the community in which such real property is located, a copy of the policy, or declaration evidencing such required flood insurance in an amount and with terms required by the Flood Insurance Laws.

(c)

With respect to any new Material Subsidiary (other than a Foreign Subsidiary or CFC Domestic Subsidiary) created or acquired after the Restatement Date by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Material Subsidiary that is owned by any Group Member (subject only to non-consensual Liens arising by operation of law), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Material Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Material Subsidiary (subject only to Liens permitted under Section 7.3), including the filing of appropriate Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Material Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (v) if such Material Subsidiary owns any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 and which is not Excluded Property, then Borrower shall comply with Section 6.10(b).

(d)

With respect to any new Foreign Subsidiary that is a Material Subsidiary created or acquired after the Restatement Date by any Group Member (other than by any Group Member that is a Foreign Subsidiary), and to the extent relevant and legally permissible to do so, promptly (i) execute and

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deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject only to non-consensual Liens arising by operation of law) in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be reasonably necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 7.Negative Covenants

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1	Financial Condition Covenants

.  (a)  Total Leverage Ratio.  Permit the Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending during the term of this Agreement to exceed 4.25 to 1.0 (or, during a Total Leverage Holiday Period, 4.50 to 1.0).

(b)	[Reserved].
(c)	Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending during the term of this Agreement to be less than 3.50 to 1.00.
7.2	Indebtedness

.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)	Indebtedness of any Loan Party pursuant to any Loan Document;
(b)

Indebtedness of (i) any Loan Party to any Subsidiary, (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (iii) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party provided that the loan or advance is permitted by Section 7.8;

(c)

Guarantee Obligations by (i) any Group Member of the obligations of any Loan Party, (ii) any Subsidiary that is not a Loan Party of the obligations of any other Subsidiary that is not a Loan Party, and (iii) any Loan Party of obligations of any Subsidiary that is not a Loan Party provided that such Guarantee Obligations are permitted by Section 7.8;

(d)

Indebtedness outstanding on the Restatement Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

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(e)

Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(m) in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $45,000,000 and (y) 3% of Consolidated Tangible Assets (determined at the time of incurrence);

(f)

unsecured Indebtedness of the Borrower or any of its Subsidiaries; provided that (i) at the time such Indebtedness is incurred, (x) the Borrower is in pro forma compliance with Section 7.1, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of the date of, and after giving effect to, such Indebtedness, (y) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (z) such Indebtedness has negative covenants and events of default that are no more restrictive, taken as a whole, than the negative covenants and events of default set forth in the Loan Documents as of the date of incurrence of such unsecured Indebtedness and (ii) such Indebtedness has a final maturity date that is at least 91 days after the later of the Revolving Termination Date and the final maturity date of the Term Loans in effect at the time such Indebtedness is incurred; provided further that the aggregate principal amount of Indebtedness incurred pursuant to this Section 7.2(f) by Subsidiaries that are not Loan Parties shall not exceed at any time outstanding the greater of (x) $30,000,000 and (y) 2% of Consolidated Tangible Assets (determined at the time of incurrence);

(g)

Indebtedness of any Person that becomes a Subsidiary after the Restatement Date in connection with a Permitted Acquisition or otherwise which exists at the time such Person becomes a Subsidiary or is refinanced in contemplation of or in connection with such Person becoming a Subsidiary, and Indebtedness of the Borrower or any Subsidiary in the form of any deferred purchase price or ~~post closing~~post-closing obligation in connection with a Permitted Acquisition; provided that, the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed at any time outstanding the greater of (x) $100,000,000 and (y) 7% of Consolidated Tangible Assets (determined at the time of incurrence);

(h)

Guarantee Obligations of the Borrower or any other Loan Party in connection with customer financing programs, provided that (i) the Guarantee Obligation shall not exceed the amount received by the Loan Party under the financing program or owed to the Loan Party by the customer and (ii) the aggregate amount of all obligations guaranteed at any point in time shall not exceed $20,000,000;

(i)	additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $100,000,000 at any one time outstanding;
(j)

additional Indebtedness of the Borrower or any of its Subsidiaries in respect of Convertible Securities in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $350,000,000 and any Permitted Convertible Securities Refinancing Indebtedness (or successive Permitted Convertible Securities Refinancing Indebtedness) in respect thereof;

(k)

to the extent constituting Indebtedness, reimbursement obligations under surety and appeal bonds, performance bonds and other obligations of a like nature, in each case required in the ordinary course of business or in connection with the enforcement of rights, claims or appeals of the Borrower and its Subsidiaries; and

(l)	any operating lease that is treated as a capital lease as a result of an Accounting Change.

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7.3	Liens

.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)

Liens for Taxes, fees, assessments or governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)

pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower or any of its Subsidiaries (other than any such obligation imposed pursuant to Section 430(k) of the Code or 303(k) of ERISA);

(d)

pledges or deposits to secure the performance of tenders, government contracts, bids, trade contracts (other than for borrowed money), licenses, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	judgment liens in respect of judgments that do not constitute an Event of Default under clause (h) of Section 8;
(f)	rights of set-off of banks or lenders in the ordinary course of banking arrangements;
(g)

easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries, and Liens or exceptions to coverage described in a mortgage policy, title insurance or survey accepted by Administrative Agent;

(h)

any interest or title of a lessor, sublessor, licensee or licensor under any operating lease or license agreement entered into in the ordinary course of business and not interfering in any material respect with the rights, benefits or privileges of such lease or licensing agreement, as the case may be;

(i)

Liens in favor of payor financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary on deposit with or in possession of such financial institution;

(j)

leases or licenses of intellectual property or other assets granted by the Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(k)	the filing of UCC financing statements solely as a precautionary measure in connection with any transaction not prohibited hereunder;

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(l)

Liens in existence on the Restatement Date listed on Schedule 7.3(l), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Restatement Date and that the amount of Indebtedness secured thereby is not increased;

(m)

Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(n)	Liens created pursuant to the Security Documents;
(o)	any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;
(p)

any Lien (i) existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Restatement Date prior to the time such Person becomes a Subsidiary and (ii) on cash collateral securing letter of credit obligations, swap agreement obligations, or other banking product obligations of a Person that becomes a Subsidiary after the Restatement Date, provided that (A) such Lien described in clause (i) is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any refinancing, refunding, renewals, or extensions thereof (without increasing, or shorting the maturing of, the principal amount thereof);

(q)

Liens securing (i) obligations under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims and (ii) obligations in respect of bank overdrafts not more than five Business Days overdue, in each case, incurred in the ordinary course of business; and

(r)

Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $30,000,000 at any one time.

7.4	Fundamental Changes

.  Effect any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)

any Subsidiary of the Borrower (i) may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), the Co-Borrower (provided that the Co-Borrower shall be the continuing or surviving corporation (it being understood that the Borrowers (other than the Borrower) may merge or consolidate with or into each other, so long as a Borrower shall be the continuing or surviving corporation)) or (other than the Co-Borrower) with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) and (ii) that is not a Loan Party may be merged or consolidated with any other Subsidiary that is not a Loan Party;

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(b)

any Subsidiary of the Borrower (i) may Dispose of any or all of its assets to any Loan Party (upon voluntary liquidation or otherwise) or (ii) that is not a Loan Party may Dispose of any or all of its assets to any other Subsidiary that is not a Loan Party;

(c)	any Disposition permitted by Section 7.5;
(d)

any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(e)	any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.
7.5	Disposition of Property

.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)	sales of inventory, used or surplus equipment in the ordinary course of business;
(b)

Dispositions of used, damaged, worn out, obsolete or surplus property by the Borrower or any Subsidiary in the ordinary course of business and the abandonment or other Disposition of intellectual property, in each case as determined by the Borrower or such Subsidiary in its reasonable judgment to be no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(c)	sales, transfers, issuances and dispositions by (i) any Subsidiary to any Loan Party, and (ii) a Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;
(d)	leases of real or personal property in the ordinary course of business;
(e)

Dispositions of assets to the extent such Dispositions constitute, or are consideration for, Investments or other transactions in compliance with Section 7.4 or Section 7.8; provided that if such assets constitute consideration for any Investment or other permitted transaction, such Disposition is for fair value;

(f)	Dispositions of cash and Cash Equivalents in transactions not prohibited hereby and inventory and goods held for sale in the ordinary course of business;
(g)	Dispositions of accounts receivable in connection with the collection or compromise thereof;
(h)	leases, subleases, assignments, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;
(i)	transfers of property subject to Recovery Events upon receipt of the Net Cash Proceeds of such Recovery Event;
(j)	Restricted Payments permitted by Section 7.6;

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(k)

Dispositions of Investments in joint ventures or minority ownership investments to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties or co-owners set forth in joint venture or minority ownership arrangements and similar binding arrangements; and

(l)

other Dispositions; provided that (i) the aggregate revenues in respect of any such Disposition, calculated in the aggregate with the aggregate revenues of all other Dispositions made in accordance with this clause (l) during the preceding four fiscal quarters of the Borrower, does not exceed 25% of total revenues of the Borrower and its Subsidiaries taken as a whole for the four fiscal quarter period ending immediately prior to the consummation of such Disposition, (ii) no Default or Event of Default shall occur or shall reasonably be expected to occur with respect to any Disposition proposed to be consummated pursuant to this clause (l) by virtue of any reduction in the total revenues of the Borrower and its Subsidiaries, (iii) the Disposition shall be made to unaffiliated third parties for fair value and for cash consideration of not less than 70% of the value of the asset disposed and (iv) the Net Cash Proceeds of any Disposition pursuant to this Section 7.5(l) shall be applied to prepay the Term Loans in accordance with, and to the extent required by, Section 2.11(c).  For purposes of this Section 7.5(l), the amount (without duplication) of (x) any liabilities of the Borrower or its Subsidiaries that is expressly assumed by the transferee, (y) any notes, securities or similar obligations or items of property received from such transferee that are converted into, sold or exchanged within 180 days of receipt for cash or Cash Equivalents, and (z) any Designated Noncash Consideration having an aggregate fair market value that, when taken together with the fair market value of all other Designated Noncash Consideration previously received and then outstanding does not exceed $30,000,000 at the time of receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall in each case be deemed to be cash.

7.6	Restricted Payments

.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property of any Group Member (collectively, “Restricted Payments”), except that:

(a)	any Subsidiary may make Restricted Payments to any Loan Party and any Subsidiary that is not a Loan Party may make Restricted Payments to the Group Member that is its parent company;
(b)	[reserved];
(c)

the Borrower may make Restricted Payments pursuant to and in accordance with equity compensation plans, employee stock purchase plans or other benefit plans for management employees, members of the board of directors or consultants of the Borrower and its Subsidiaries provided that the aggregate amount of Restricted Payments made in cash under this clause (c) shall not exceed $25,000,000 in any fiscal year of the Borrower;

(d)

the Borrower may make Restricted Payments if (i) prior to and after giving effect to the Restricted Payment, the Senior Secured Leverage Ratio, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of the date of, and after giving effect to, such Restricted

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Payment, is less than 2.75 to 1.0 and (ii) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment;
(e)

the Borrower may make Restricted Payments in an aggregate amount (together with the aggregate amount of Prepayments of Convertible Securities and Subordinated Indebtedness made pursuant to Section 7.9(a)(ii)) not in excess of $50,000,000; provided that (i) the Borrower is in pro forma compliance with Section 7.1, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of the date of, and after giving effect to, such Restricted Payment and (ii) no Default or Event of Default has occurred and is continuing or would result from such Restricted Payment; and

(f)	the Borrower may purchase and settle, and acquire any Capital Stock (or the cash value thereof) pursuant to, and otherwise perform its obligations under, any Permitted Equity Derivative Instruments.
7.7	Reserved

.

7.8	Investments

.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:

(a)	extensions of trade credit in the ordinary course of business;
(b)	investments in cash or Cash Equivalents;
(c)	Guarantee Obligations permitted by Section 7.2;
(d)

loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding;

(e)

(i) the contribution by Allscripts Healthcare US, LP of an amount of up to $30,500,000 to New Dutch CV in exchange for Capital Stock of New Dutch CV, (ii) the contribution by Allscripts Healthcare US, LP of 99% of the beneficial ownership of (and 100% of the legal title of) the Contributed Subsidiaries to New Dutch CV in exchange for Capital Stock of New Dutch CV and (iii) the contribution by Allscripts Healthcare US, LP of up to $300,000 and 1% of the beneficial ownership of the Contributed Subsidiaries to New US LLC in exchange for Capital Stock of New US LLC, in each case in connection with the 2016 Restructuring;

(f)	Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
(g)	investments in existence on the Restatement Date and described in Schedule 7.8(g);
(h)

capital contributions, contributions in exchange for Capital Stock or similar investments by the Borrower and its Subsidiaries in Capital Stock in their respective Subsidiaries, provided that (i) the additional aggregate amount (valued at cost) of such investments by Loan

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Parties in Subsidiaries that are not Loan Parties (together with additional intercompany loans and advances permitted under the proviso to Section 7.8(i)) during any fiscal year shall not exceed $30,000,000 and (ii) no Event of Default is then existing or would be caused by such investment;

(i)

loans or advances of money by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) the additional aggregate amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with additional investments permitted under the proviso to Section 7.8(h)) during any fiscal year shall not exceed $30,000,000 and (ii) no Event of Default is then existing or would be caused by such loan or advance;

(j)

guarantee obligations incurred by the Borrower for the benefit of any Subsidiary or by any Subsidiary for the benefit of the Borrower or any other Subsidiary, provided that (i) the aggregate principal amount of Indebtedness or other obligations of Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party shall not exceed $30,000,000 at any time outstanding and (ii) no Event of Default is then existing or would be caused by the incurrence of such guarantee obligation;

(k)	Permitted Acquisitions;
(l)	Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;
(m)	to the extent deemed to be an Investment, Swap Agreements permitted by Section 7.12;
(n)	Investments consisting of non-cash consideration received in connection with any Disposition permitted by Section 7.5;
(o)

guarantee obligations of the Borrower or any Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p)	investments of any Person that becomes a Subsidiary after the Restatement Date in connection with a Permitted Acquisition or otherwise which exists at the time such Person becomes a Subsidiary;
(q)

additional Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed (i) $75,000,000 in any calendar year or (ii) $375,000,000 over the term of this Agreement; provided that amounts repaid or returned to the Borrower or such Subsidiary, as applicable, may be reinvested so long as the total aggregate amount (valued at cost) invested pursuant to this clause (q) (net of any such repaid or returned amounts) does not exceed (x) $75,000,000 in any calendar year or (y) $375,000,000 over the term of this Agreement;

(r)	Investments consisting of Permitted Equity Derivative Instruments;
(s)	[Reserved];

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(t)

Investments in the Net Smart Joint Venture made when the Net Smart Joint Venture was formed as described in the Existing Credit Agreement, and additional Investments during the five (5) year period following the formation of the Net Smart Joint Venture in an aggregate amount not to exceed $17,000,000;

(u)

the contribution or transfer of any Foreign Subsidiary (or its assets and operations) existing as of the Restatement Date and any newly formed or acquired Foreign Subsidiary (or its assets and operations) to New Dutch CV or one of its Subsidiaries; provided that (i) the Borrower is in pro forma compliance with Section 7.1, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of, and after giving effect to, such contribution or transfer and (ii) no Default or Event of Default has occurred and is continuing or would result from such contribution or transfer; and

(v)

other Investments; provided that (i) prior to and after giving effect to such Investment, the Senior Secured Leverage Ratio, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of the date of, and after giving effect to, such Investment, is less than 2.75 to 1.0 and (ii) no Default or Event of Default has occurred and is continuing or would result from such Investment.

7.9	Payments and Modifications of Certain Debt Instruments

. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (all such actions, collectively, “Prepayments”) with respect to any Convertible Securities or Subordinated Indebtedness, except the Borrower or any Subsidiary may optionally or voluntarily Prepay any Convertible Securities or Subordinated Indebtedness if:

(i)

(x) prior to and after giving effect to such Prepayment, the Senior Secured Leverage Ratio, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of the date of, and after giving effect to, such Prepayment, is less than 2.75 to 1.0 and (y) no Default or Event of Default has occurred and is continuing or would result from such Prepayment;

(ii)

(x) the aggregate amount of Prepayments made pursuant to this Section 7.9(a)(ii) (together with the aggregate amount of Restricted Payments made pursuant to Section 7.6(e)) does not exceed $50,000,000, (y) the Borrower is in pro forma compliance with Section 7.1, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of the date of, and after giving effect to, such Prepayment and (z) no Default or Event of Default has occurred and is continuing or would result from such Prepayment; or

(iii)

with respect to any Prepayment of Convertible Securities, such Prepayment is made with (x) Permitted Convertible Securities Refinancing Indebtedness or (y) other unsecured Indebtedness permitted by Section 7.2.

(b)

Use the proceeds of Revolving Extensions of Credit to make any payment in respect of any Convertible Securities upon maturity thereof unless prior to and after giving effect to such payment, the Senior Secured Leverage Ratio, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and using Indebtedness as of the date of, and after giving effect to, such payment, is less than 3.25 to 1.0.

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7.10	Transactions with Affiliates

.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that, transactions among the Group Members (and no other Affiliate) may be more favorable to a Loan Party, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) transactions described on Schedule 7.10, (d) any Affiliate who is an individual may serve as director, officer, employee or consultant of the Borrower or any of its Subsidiaries and may receive reasonable compensation and indemnification and expense reimbursement (including pursuant to plans or policies approved by the board of directors of the Borrower) for his or her services in such capacity, (e) the Borrower or any of its Subsidiaries may enter into nonexclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property with the Borrower or any of its Subsidiaries, (f) transactions permitted by Sections 7.2(b) or (c), Sections 7.4(a) or (b) or Section 7.5(c), Restricted Payments permitted by Section 7.6 and any Investment, Loan, advance or guarantee obligation permitted by clauses (d), (e), (g), (h), (i), (j), (o) or (p) of Section 7.8, (g) transition service or similar arrangements, intellectual property licenses, reseller agreements and similar arrangements entered into with the Net Smart Joint Venture upon consummation of the Investments contemplated by Section 7.8(t), (h) sales of common stock of the Borrower to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith and (i) any transaction with an Affiliate where the only consideration paid by any Loan Party is common stock of the Borrower.

7.11	Sales and Leasebacks

.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

7.12	Swap Agreements

.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) Permitted Equity Derivative Instruments.

7.13	Clauses Restricting Subsidiary Distributions

.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of (a) any Subsidiary of the Borrower to (A) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (B) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (C) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, or (b) any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions, limitations, conditions and prohibitions under or imposed by any indenture, agreement, instrument or other contractual arrangement in effect on the Restatement Date (including this Agreement) and any similar indentures, agreements or instruments to the extent such restrictions, limitations, conditions and prohibitions are no more restrictive, taken as a whole, than those set forth in such existing indentures, agreements or instruments (including this Agreement), (iv) any restrictions consisting of customary provisions contained in leases, licenses and joint ventures and other agreements,

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(v) prohibitions or conditions under applicable law, rule or regulation, (vi) any agreement or instrument in effect at the time a Person first became a Subsidiary of the Borrower or the date such agreement or instrument is otherwise assumed by the Borrower or any of its Subsidiaries, so long as such agreement or instrument was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower or such assumption, (vii) customary provisions in organizational documents, asset sale and stock sale agreements and other similar agreements that restrict the transfer of, or Liens on, ownership interests in any partnership, limited liability company or similar Person, (viii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to above, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Capital Stock of or property held in the subject joint venture or other entity, (ix) any prohibition or limitation that restricted subletting or assignment of, or Lien on, leasehold interests contained in any lease or sublease governing a leasehold interest of the Borrower or a Subsidiary, (x) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby to the extent any prohibition or limitation restricts Liens on the assets financed thereby, (xi) restrictions on cash or other deposits or net worth imposed by suppliers or landlords or customers under contracts entered into in the ordinary course of business, (xii) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clauses (vi) or (xii) above, provided that the encumbrance or restriction under such amendment or refinancing is no less favorable to the Lenders than that which existed under the contract, investment or obligation that has been amended or refinanced and was permitted under clause (vi) above.

7.14	Lines of Business

.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the Restatement Date or that are reasonably related thereto.

7.15	Use of Proceeds

.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation or entity incorporated for formed in the United States or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.16	Business; Liabilities; Assets of Certain Subsidiaries

.  (a)  Permit Newco (i) to conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (x) those incidental to its ownership of the Capital Stock of the Borrower, (y) the maintenance of its corporate existence and (z) legal, tax and accounting matters, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law and (y) obligations with respect to its Capital Stock, or (iii) own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than the ownership of shares of Capital Stock of the Borrower and any assets incidental thereto.

(b)	Permit any Excluded Domestic Subsidiary (i) to conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations

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other than (x) those incidental to its ownership of the Capital Stock of Foreign Subsidiaries, (y) the maintenance of its corporate existence and (z) legal, tax and accounting matters, (ii) incur, create, assume or suffer to exist any Indebtedness or other material liabilities or financial obligations, except (x) nonconsensual obligations imposed by operation of law and liabilities related to legal, tax and accounting matters and (y) obligations under the Loan Documents, Specified Swap Agreements and Specified Cash Management Agreements, or (iii) own, lease, manage or otherwise operate any material properties or assets (including cash and cash equivalents) other than the ownership of shares of Capital Stock of Foreign Subsidiaries and any assets incidental thereto; provided the foregoing shall not prohibit any Excluded Domestic Subsidiary from engaging in the intercompany transactions referenced in Section 7.10(f) related to the provision of funds between or among the Group Members or indirectly holding an interest in a Subsidiary that is a CFC Domestic Subsidiary.

(c)

Permit any Foreign Holding Company  to (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any material business or operations other than (x) those incidental to its ownership of the Capital Stock of Foreign Subsidiaries or the Capital Stock of one or more Disregarded Entities that hold no material assets other than Capital Stock of Foreign Subsidiaries, (y) the maintenance of its corporate existence and (z) legal, tax and accounting matters, (ii) incur, create, assume or suffer to exist any Indebtedness or other material liabilities or financial obligations, except nonconsensual obligations imposed by operation of law and liabilities related to legal, tax and accounting matters, or (iii) own, lease, manage or otherwise operate any material properties or assets (including cash and cash equivalents) other than the ownership of shares of Capital Stock of Foreign Subsidiaries or one or more Disregarded Entities that hold no material assets other than Capital Stock of Foreign Subsidiaries and any assets incidental thereto; provided that the foregoing shall not prohibit any Foreign Holding Company from (1) engaging in the intercompany transactions referenced in Section 7.2(b), Section 7.5(c), Restricted Payments permitted by Section 7.6, and any Investment, Loan or advance permitted by clauses (e), (h) or (i) of Section 7.8, in each case related to the provision of funds between or among the Group Members, (2) indirectly holding an interest in a Subsidiary that is a CFC Domestic Subsidiary, (3) maintaining cash or cash equivalents in connection with cash management for itself and its Subsidiaries, (4) obtaining letters of credit payable in a foreign currency to secure its or its Subsidiaries’ obligations and maintaining cash in an amount sufficient to collateralize such letters of credit or (5) holding an interest in Allscripts Healthcare International Holdings, LLC which may obtain letters of credit payable in a foreign currency issued to secure its or its Subsidiaries’ obligations and maintaining cash in an amount sufficient to collateralize such letters of credit.

SECTION 8.Events of Default

If any of the following events shall occur and be continuing:

(a)

the Borrower or the Co-Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower or the Co-Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)

any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

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(c)

any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4 (with respect to the existence of the Borrower or the Co-Borrower only), Section 6.8(a) or Section 7 of this Agreement or Section 5.5 of the Guarantee and Collateral Agreement; or

(d)

any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)

any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that (A) a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $35,000,000 or more and (B) neither (i) the Convertible Securities becoming convertible or exchangeable by their terms (other than as a result of a default under the terms of the Convertible Securities), (ii) the conversion or exchange thereof nor (iii) less than an aggregate principal amount of $35,000,000 of the Convertible Securities becoming due prior to their stated maturity in accordance with their terms as a result of a Specified Change in Control, in each case, whether for or into Capital Stock of the Borrower or any Subsidiary of the Borrower, cash or any combination thereof, shall constitute a Default or an Event of Default pursuant to this paragraph (e); or

(f)

(i) the Borrower, the Co-Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against the Borrower, the Co-Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Borrower, the Co-Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, the Co-Borrower or any

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Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, the Co-Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) the Borrower, the Co-Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or

(g)

(i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(h)

one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability of $35,000,000 or more (provided, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of the Borrower or such Subsidiary), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)

any of the Guarantee and Collateral Agreement or the Mortgages (if any) shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Guarantee and Collateral Agreement or the Mortgages (if any) shall cease to be enforceable and of the same effect and priority (other than with respect to Liens permitted by Section 7.3) purported to be created thereby (other than due to a perfection defect arising solely from the failure of the Administrative Agent to maintain possessory Collateral or failure of the Administrative Agent to file or maintain a financing statement unless caused by the failure of any Group Member to perform its obligations under the Loan Documents); or

(j)

this Agreement or the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)	a Change in Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower or the Co-Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the

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Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower and the Co-Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower and the Co-Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower and the Co-Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law.  Without limiting the generality of the foregoing, the Administrative Agent shall have those rights and remedies set forth in the Securities Documents, which rights and remedies are hereby incorporated herein by reference.

SECTION 9.The Agents

9.1	Appointment

.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2	Delegation of Duties

.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3	Exculpatory Provisions

.  Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and

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nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4	Reliance by Administrative Agent

.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5	Notice of Default

.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6	Non-Reliance on Agents and Other Lenders

.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and

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without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7	Indemnification

.  The Lenders agree to indemnify each Agent, each Lead Arranger and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8	Agent in Its Individual Capacity

.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9	Successor Administrative Agent

.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower or the Co-Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted

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appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10	Lead Arrangers, Syndication Agents and Co-Documentation Agents

.  The Lead Arrangers, the Syndication Agents and the Co-Documentation Agents shall not have any duties or responsibilities hereunder or any other Loan Document in its capacity as such.

9.11	Credit Bidding

.  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle  and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Obligations shall automatically be reassigned to the Secured Parties  pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any

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designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 10.Miscellaneous

10.1	Amendments and Waivers

.  Subject to Section 2.16(b) of Section 2.16(c), neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower or the Co-Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Sections 2.17(a), (b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby; (v) reduce the amount of Net Cash Proceeds required to be applied to prepay Term Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to the Term Facility; (vi) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (ix) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; (x) amend, modify or waive any provision of Section 5.2 without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (xi) amend, modify or waive any provision of Section 2.23 without the written consent of the Administrative Agent, the Swingline Lender and the Issuing Lenders; or (xii) amend, modify or waive any provision of Section 10.15(a) with respect to Refusing Lenders without the written consent of each Lender directly affected thereby.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  If an amendment, waiver or modification requires the written consent of all Lenders, a

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Defaulting Lender’s vote shall not be included except (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or L/C Obligations may not be reduced or excused (except as otherwise provided herein) or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects any Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

In addition, notwithstanding the foregoing, this Agreement may be amended with (a) the written consent of the Administrative Agent, the Borrower, the Co-Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (iii) the stated maturity date of such Replacement Term Loans shall be no earlier than the stated maturity date of the Replaced Term Loans and (iv) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (b) the written consent of the Administrative Agent, the Borrower, the Co-Borrower and the Lenders providing the relevant Replacement Revolving Commitments (as defined below) to permit the refinancing, replacement or modification of all outstanding Revolving Commitments (“Replaced Revolving Commitments”) with a replacement revolving facility hereunder (“Replacement Revolving Commitments”), provided that (a) the aggregate amount of such Replacement Revolving Commitments shall not exceed the aggregate principal amount of the Replaced Revolving Commitments, (b) the Applicable Margin for the loans with respect to such Replacement Revolving Commitments shall not be higher than the Applicable Margin for the loans with respect to such Replaced Revolving Commitments and (c) the termination date of such Replacement Revolving Commitments shall be no earlier than the termination date of the Replaced Revolving Commitments.

10.2	Notices

.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after

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being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Co-Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower and Co-Borrower:222 Merchandise Mart, Suite 2024

Chicago, Illinois 60654

Attention: Dennis M. Olis, Chief Financial Officer

Telephone: (312) 386-6700

Email: Dennis.Olis@allscripts.com

Administrative Agent:JPMorgan Chase Bank, N.A.

10 S. Dearborn

Chicago, IL 60603

Attention: Krys J. Szremski

Telecopy: (312) 377-0185

Telephone: (312) 325-3227

With a copy (in the case of any Borrowing of Foreign Currency Loans): loan_and_agency_london@jpmorgan.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent, the Borrower or the Co-Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3	No Waiver; Cumulative Remedies

.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4	Survival of Representations and Warranties

.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5	Payment of Expenses

.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Lead Arrangers for all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arrangers incurred in connection with the syndication of the Facilities and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents

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prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers and, if necessary, one local counsel in any applicable jurisdiction (and, in the case of a conflict of interest, one additional counsel per affected party and any specialist counsel, if reasonably necessary), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Restatement Date (in the case of amounts to be paid on the Restatement Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) [reserved] and (d) to pay, indemnify, and hold each Lender, each Lead Arranger, each Agent and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) from a material breach by the relevant Indemnitee of the express contractual obligations under the Loan Documents pursuant to a claim made by the Borrower.  Without limiting the foregoing, and to the extent permitted by applicable law, each of the Borrower and the Co-Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Dennis M. Olis, Chief Financial Officer (Telephone No. (312) 386-6700) (email: Dennis.Olis@allscripts.com), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

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10.6	Successors and Assigns; Participations and Assignments

.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) subject to Section 2.10(b), neither the Borrower nor the Co-Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or the Co-Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)

the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; provided further that the Borrower shall be deemed to have consented to any assignment if it shall not have responded to a consent request with respect thereto within 10 Business Days of written receipt thereof;

(B)

the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for (i) an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund or (ii) an assignment of all or a portion of the Revolving Facility to a Revolving Lender or an affiliate of a Revolving Lender; and

(C)

the Issuing Lender (such consent not to be unreasonably withheld), provided that no consent of the Issuing Lender shall be required for (i) an assignment of all or any portion of a Term Loan or (ii) an assignment of all or a portion of the Revolving Facility to a Revolving Lender or an affiliate of a Revolving Lender.

(ii)	Assignments shall be subject to the following additional conditions:
(A)

except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of the Revolving Facility or $1,000,000 in the case of the Term Facility unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)

(1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

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(C)

the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(D)	none of the Borrower or any of its Subsidiaries or Affiliates, nor any natural Person or any Defaulting Lender may be an Assignee; and
(E)

without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective Assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)

Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)

The Administrative Agent, acting for this purpose as an agent of the Borrower and the Co-Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Co-Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for

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purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)

(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (C) none of the Borrower or any of its Subsidiaries or Affiliates may be a Participant, and (D) the Borrower, the Co-Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, each of the Borrower and the Co-Borrower agrees that each Participant shall be entitled to the benefits, and subject to the burdens, of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower and the Co-Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(ii)

A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive (under such Sections and taking into account the portion of the Loan represented by such participation) with respect to the participation sold to such Participant except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.  In no event shall any Participant be entitled to any benefits of Section 2.19 unless such Participant complies with Sections 2.19(e) and (h) as though it were a Lender.  Any Participant that makes a claim under Section 2.18 or Section 2.19 shall also be subject to Section 2.21 and Section 2.22 as fully as if it were a Lender hereunder.

(d)

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

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(e)	The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(f)

Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of the Borrower, the Co-Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7	Adjustments; Set-off

.  (a)  Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)

In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right during the existence of an Event of Default, without notice to the Borrower or the Co-Borrower, any such notice being expressly waived by each of the Borrower and the Co-Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower or the Co-Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower or the Co-Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8	Counterparts; Electronic Execution

.

(a)

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b)

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature  shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement,  any other Loan Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, including with respect to any signature pages thereto and (iv) waives any claim against any Lender or any of its Affiliates for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9	Severability

.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10	Integration

.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Co-Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11	GOVERNING LAW

.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY,

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AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12	Submission To Jurisdiction; Waivers

.  Each of the Borrower and the Co-Borrower hereby irrevocably and unconditionally:

(a)

submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan (or, if such courts lack subject matter jurisdiction, the courts of the State of New York sitting in the Borough of Manhattan), and appellate courts thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

10.13	Acknowledgements

.  Each of the Borrower and the Co-Borrower hereby acknowledges that:

(a)	it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; and
(b)

no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Co-Borrower, on the one hand, and the Lenders, on the other hand.

10.14	No Fiduciary Duty

.  The Credit Parties and their Affiliates may have economic interests that conflict with those of the Group Members and their Affiliates.  Each of the Borrower and the Co-Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, agency or fiduciary relationship or other implied duty between any Credit Party, on the one hand, and any Group Member on the other.  Each of the Borrower and the Co-Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Credit Parties, on the

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one hand, and the Group Members, on the other, and (ii) no Credit Party has assumed an advisory or fiduciary responsibility in favor of any Group Member with respect to the Loan Documents (or the exercise of rights or remedies with respect thereto) or any other obligation to the Group Members with respect thereto except the obligations expressly set forth in the Loan Documents.  Each of the Borrower and the Co-Borrower acknowledges and agrees that the Borrower and the Co-Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate in connection with the Loan Documents and that it is responsible for making its own independent judgment with respect to the Loan Documents or the credit transactions contemplated hereby.  Each of the Borrower and the Co-Borrower agrees that it will not claim any Credit Party has rendered advisory services or owes a fiduciary or similar duty to the Borrower or the Co-Borrower, in connection with the Loan Documents.  The provisions of this Section 10.14 shall not apply to the financial advisory and underwriting services provided by the Lead Arrangers or any of their respective affiliates to one or more of the Group Members pursuant to other agreements.

10.15	Additional Borrowers

.  (a) The Borrower may designate any wholly owned Subsidiary as a co-borrower under the Revolving Commitments or any Incremental Facility (an “Additional Borrower”); provided that the Administrative Agent shall be reasonably satisfied that, with respect to any such Subsidiary which is a Foreign Subsidiary (and subject to clause (b) below), the Lenders may make loans and other extensions of credit to such Subsidiary in Dollars and Foreign Currencies in such person’s jurisdiction in compliance with applicable laws and regulations, without being required or qualified to do business in such jurisdiction and without being subject to any unreimbursed or unindemnified Tax or other expense.  Such wholly owned Subsidiary shall become an Additional Borrower and a party to this Agreement, and all references to the “Co-Borrower” shall be to such Additional Borrower, as applicable, upon (i) the receipt by the Administrative Agent of (A) a joinder agreement, in form and substance satisfactory to the Administrative Agent, executed by such Subsidiary and the Borrower, (B) an acknowledgement and confirmation by the Guarantors of their guarantee in respect of the Obligations of such Subsidiary, (C) an amendment and/or supplement to the Security Documents executed by the applicable Loan Parties and such Subsidiary, to the extent reasonably requested by the Administrative Agent, (D) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary substantially equivalent to comparable documents delivered on the Restatement Date and (E) such other documents or information with respect thereto (including all documentation and other information required under the Patriot Act) as the Administrative Agent (on behalf of itself and the Lenders) shall reasonably request and (ii) the Revolving Lenders being provided with (A) five Business Days’ prior notice of any Additional Borrower that is a Domestic Subsidiary being added under the Revolving Facility pursuant to this Section 10.15 and (B) 10 Business Days’ prior notice of any Additional Borrower that is a Foreign Subsidiary being added under the Revolving Facility pursuant to this Section 10.15; provided that no Revolving Lender that notifies the Administrative Agent within five Business Days of receipt of the notice contemplated by this clause (ii)(B) that it is unable or unwilling to lend Revolving Loans to, and participate in Letters of Credit issued for the account of, such Foreign Subsidiary (any such Lender, a “Refusing Lender”) shall be a Lender to, or L/C Participant in respect of Letters of Credit issued for the account of, such Foreign Subsidiary.

(b)

In order to accommodate (i) the addition of a Foreign Subsidiary as an Additional Borrower or (ii) extensions of credit to an Additional Borrower that is a Foreign Subsidiary, in each case, where one or more Revolving Lenders are able and willing to lend Revolving Loans to, and participate in Letters of Credit issued for the account of, such Foreign Subsidiary, but other Revolving Lenders are not so able and willing (as notified by such Revolving Lenders to the Administrative Agent within five Business Days’ receipt of notice that a Foreign Subsidiary is being added as an Additional Borrower), the Administrative Agent shall be permitted, with the

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consent of the Borrower, to effect such changes to the provisions of this Agreement as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a corporation and certain of its foreign subsidiaries, all with the intention of providing procedures for the Revolving Lenders who are so able and willing to extend credit to such Foreign Subsidiaries and for the other Revolving Lenders not to be required to do so.  Prior to effecting any such changes, the Administrative Agent shall give all Revolving Lenders at least five Business Days’ notice thereof and an opportunity to comment thereon.

10.16	Releases of Guarantees and Liens

.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b)

At such time as the Loans, the Reimbursement Obligations and the other Obligations under the Loan Documents (other than contingent indemnity and reimbursement obligations not then due and payable and Obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (or all Letters of Credit shall have been fully cash collateralized in accordance with the terms of this Agreement), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof (who shall be informed of the provisions of this Section), (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (who shall be informed of the provisions of this Section), (d) upon the request or demand of any Governmental Authority, (e) to the extent required by any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) to the extent required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than due to breach of the provisions of this Section, (h) that becomes available to the Agents on a nonconfidential basis from a source other than the Borrower or any of its subsidiaries, officers, directors, employees or advisors, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior

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to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.17	Judgment Currency

.  (a)  The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)

If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)

For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.17, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

10.18	WAIVERS OF JURY TRIAL

.  THE BORROWER, THE CO-BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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10.19	USA Patriot Act

.  Each Lender hereby notifies the Borrower and the Co-Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Co-Borrower, which information includes the name and address of the Borrower and the Co-Borrower and other information that will allow such Lender to identify the Borrower and the Co-Borrower in accordance with the Patriot Act.

10.20	Section 2.20 Waiver

. Each Lender and the Borrowers agree that (a) any amounts payable to any Continuing Term Lender (as defined in the Replacement Facility Amendment) pursuant to Section 2.20 of the Existing Credit Agreement are hereby waived and (b) with respect to any payment or deemed payment of Existing Revolving Loans on the Restatement Date any amounts payable pursuant to Section 2.20 as a result of such payment or deemed payment are hereby waived by any Continuing Revolving Lender (as defined in the Replacement Facility Amendment) after giving effect to the Restatement Date.

10.21	No Novation

. This Agreement shall not extinguish the obligations outstanding under the Security Documents or discharge or release the lien or priority of the Security Documents. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Security Documents, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any Loan Party as a “Borrower,” “Guarantor,” “Subsidiary Guarantor,” “Loan Party,” or “Grantor” under any Security Document.

10.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent ~~entity~~undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the ~~Write-Down~~write-down and ~~C~~conversion ~~P~~powers of ~~any EEA~~the applicable Resolution Authority~~.~~

10.23	Certain ERISA Matters

.

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(a)

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, solely for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates (the “Relevant Parties”), and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)	such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemptions are satisfied and will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied, and the conditions of such exemptions are satisfied will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)

In addition, (I) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Relevant Parties, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)

none of the Relevant Parties is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, or any of the other Loan Documents);

(ii)	the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the

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Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or other person that has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), as amended from time to time;

(iii)

the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies;

(iv)

the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)	no fee or other compensation is being paid directly to any Relevant Party for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)

Each of the Administrative Agent and the Lead Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.24	MIRE Events

. Each of the parties hereto acknowledges and agrees that, solely in the event that there are any Mortgaged Properties at the time of any increase, extension or renewal of any of the Commitments or Loans (including the provision of Incremental Term Loans, Incremental Revolving Loans or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or Swingline Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon) delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Laws and as otherwise reasonably requested by the Administrative Agent or the Lenders (through the Administrative Agent).  The Administrative Agent shall provide notice to the Lenders of any such delivery no later than thirty (30) days prior to the consummation of such event.

10.25	Acknowledgement Regarding Any Supported QFCs

. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the

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resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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Summary report: Litera® Change-Pro for Word 10.8.2.10 Document comparison done on 7/20/2020 3:12:11 PM
Style name: STB Option 1
Intelligent Table Comparison: Active
Original DMS: iw://STBDMS/Active/35668272/1
Modified DMS: iw://STBDMS/Active/35668272/4
Changes:
Add	236
~~Delete~~ 	168
~~Move From~~	0
Move To	0
Table Insert	0
~~Table Delete~~	0
Table moves to	0
~~Table moves from~~	0
Embedded Graphics (Visio, ChemDraw, Images etc.)	0
Embedded Excel	0
Format changes	0
Total Changes:	404

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